Exhibit 10.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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In re:	:	Chapter 11
:
CHAPARRAL ENERGY, INC., et al.	:	Case No. 16-11144 (LSS)
:
Debtors.[1]	:	Jointly Administered
:
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JOINT PLAN OF REORGANIZATION FOR

CHAPARRAL ENERGY, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP

Mark D. Collins (No. 2981)	Richard A. Levy
John H. Knight (No. 3848) Joseph C. Barsalona II (No. 6102)	Keith A. Simon David F. McElhoe
One Rodney Square	Annemarie V. Reilly
920 North King Street	885 Third Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 651-7700	Telephone: (212) 906-1200
Facsimile: (302) 651-7701	Facsimile: (212) 751-4864

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

Counsel for the Debtors and Debtors-in-Possession

Dated: December 19, 2016

[1]	The Debtors in these cases, along with the last four or five digits of each Debtor’s federal tax identification number, are: CEI Acquisition, L.L.C. (1817); CEI Pipeline, L.L.C. (6877); Chaparral Biofuels, L.L.C. (1066); Chaparral CO2, L.L.C. (1656); Chaparral Energy, Inc. (90941); Chaparral Energy, L.L.C. (20941); Chaparral Exploration, L.L.C. (1968); Chaparral Real Estate, L.L.C. (1655); Chaparral Resources, L.L.C. (1710); Green Country Supply, Inc. (2723); and Roadrunner Drilling, L.L.C. (2399). The Debtors’ address is 701 Cedar Lake Blvd., Oklahoma City, OK 73114.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS		1
A.	Rules of Interpretation; Computation of Time	1
B.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE AND PRIORITY TAX CLAIMS		19
A.	Administrative Claims	19
B.	Priority Tax Claims	20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		21
A.	Summary	21
B.	Classification and Treatment of Claims and Equity Interests	22
C.	Special Provision Governing Unimpaired Claims	29
D.	Elimination of Vacant Classes	29

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		29
A.	Presumed Acceptance of Plan	29
B.	Presumed Rejection of Plan	29
C.	Voting Classes	29
D.	Acceptance by Impaired Class of Claims	30
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	30
F.	Votes Solicited in Good Faith	30

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		30
A.	Restructuring Transactions	30
B.	Continued Corporate Existence	31
C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	31
D.	Exit Facility Loan Documents	31
E.	No Discharge or Release of Prepetition Credit Agreement Claims or Liens	32
F.	Postpetition Hedge Agreements	32

Notwithstanding anything in this Plan or the Postpetition Hedge Order to the contrary, pursuant to section 1141(d)(4) of the Bankruptcy Code and the Postpetition Hedge Order, the Debtors and the Reorganized Debtors have waived discharge of the Postpetition Hedge Claims and upon the Effective Date: (i) (a) the collateral securing the Reorganized Debtors’ obligations under the Postpetition Hedge Agreements shall become co-extensive with the collateral securing the Exit Facility Loans, and (b) the Postpetition Hedge Claims and Postpetition Hedge Liens of the Postpetition Hedge Providers shall become pari passu with the respective Claims and Liens of the Exit Facility Agent and Exit Facility Lenders under and in connection with the Exit Facility Loans, in each case, as provided in the Exit Facility Loan Documents; and (ii) paragraphs 5, 6(c), 6(d), 6(e), 6(f) and 8 of the

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Postpetition Hedge Order shall be replaced by the applicable terms of this Plan, the Confirmation Order, the Exit Facility Loan Documents, and the Postpetition Hedge Agreements		32
G.	New Equity Interests	33
H.	New Stockholders Agreement; New Registration Rights Agreement	33

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into the New Stockholders Agreement and the New Registration Rights Agreement, each of which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Stockholders Agreement and the New Registration Rights Agreement, as applicable)

		33
On and as of the Effective Date, all of the Holders of New Equity Interests shall be deemed to be parties to the New Stockholders Agreement, without the need for execution by such Holder. The New Stockholders Agreement shall be binding on all Persons receiving, and all Holders of, the New Equity Interests (and their respective successors and assigns), whether such New Equity Interest is received or to be received on or after the Effective Date and regardless of whether such Person executes or delivers a signature page to the New Stockholders Agreement		33
On and as of the Effective Date, all Backstop Commitment Parties will be deemed to be parties to the New Registration Rights Agreement, without the need for execution by any such Persons. The New Registration Rights Agreement will be binding on all such Persons (and their respective successors and assigns) regardless of whether such applicable Person executes or delivers a signature page to the New Registration Rights Agreement		33
I.	New Management Incentive Plan	33
J.	Consulting Agreements; New Warrants	34
On the Effective Date, Reorganized Parent shall enter into and consummate the transactions contemplated by the Consulting Agreements (including issuing the New Warrants), each of which shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Consulting Agreements and the New Warrants, as applicable)		34
K.	Plan Securities and Related Documentation; Exemption from Securities Laws	34
L.	Release of Liens and Claims	35
M.	Organizational Documents of the Reorganized Debtors	35
N.	Directors and Officers of the Reorganized Debtors	35

O.	Corporate Action	36
P.	Cancellation of Notes, Certificates and Instruments	37
Q.	Old Affiliate Interests	37
R.	Sources of Cash for Plan Distributions	37
S.	Continuing Effectiveness of Final Orders	37
T.	Funding and Use of Carve Out Reserve	38
U.	Backstop Commitment Premium	38
On the Effective Date, New Class A Shares in an amount equal to the Backstop Commitment Premium shall be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement		38
V.	Preservation of Royalty and Working Interests	38

Notwithstanding any other provision in this Plan to the contrary, but without limiting Article III.B.8 of this Plan, on and after the Effective Date, all Royalty and Working Interests granted by any Debtor shall, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests shall be altered or impaired by this Plan

		38
W.	Payment of Fees and Expenses of Certain Creditors	38
X.	Payment of Fees and Expenses of Indenture Trustee	38

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption of Executory Contracts and Unexpired Leases	39
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	40
C.	Rejection of Executory Contracts and Unexpired Leases	41
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	41
E.	D&O Liability Insurance Policies	41
F.	Indemnification Provisions	42
G.	Employee Compensation and Benefit Programs	42

Subject to the proviso below and the Retirement Agreement and General Release, all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective employees or retirees, and any of the employees or retirees of their respective subsidiaries, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, severance benefit plans, incentive plans, retention plans, life, and accidental death and dismemberment insurance plans, health and welfare plans, 401(k) plans, and pension plans listed on Plan Schedule 1 (collectively, the “Employee Compensation and Benefit Programs”),

are treated as Executory Contracts under this Plan and on the Effective Date will be assumed by the Debtors pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed; provided, that the employments agreements of K. Earl Reynolds, Joseph O. Evans, and James M. Miller shall, as of the Effective Date, be amended and restated as provided in the Amended Employment Agreements, respectively, and assumed by the Debtors as amended and restated. Any payment obligations under any assumed Employee Compensation and Benefit Program that have been, or purport to have been, accelerated as a result of the commencement of these Chapter 11 Cases or the consummation of any transactions contemplated by this Plan shall be reinstated in accordance with section 1124 of the Bankruptcy Code and such acceleration shall be rescinded and deemed not to have occurred

		42
H.	Postpetition Hedge Agreements	42

On the Effective Date and pursuant to the Postpetition Hedge Order, each Postpetition Hedge Agreement shall be deemed and treated as an Executory Contract that is and shall be assumed by the Reorganized Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the Postpetition Hedge Agreements. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Postpetition Hedge Agreements

		42
I.	Insurance Contracts	43

On the Effective Date, and without limiting the terms or provisions of Paragraph E of this Article VI, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Insurance Contracts

		43
J.	Extension of Time to Assume or Reject	43

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI of this Plan shall not apply to any

	such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired	43
K.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	43

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		43
A.	Distributions for Claims Allowed as of the Effective Date	43
B.	No Postpetition Interest on Claims	44
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	44
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	45
E.	Compliance with Tax Requirements	47
F.	Allocation of Plan Distributions Between Principal and Interest	47
G.	Means of Cash Payment	47
H.	Timing and Calculation of Amounts to Be Distributed	47
I.	Setoffs	47

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		48
A.	Resolution of Disputed Claims	48
B.	No Distributions Pending Allowance	49
C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims	49
D.	Reserve for Disputed Claims	49

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		50
A.	Conditions Precedent to Confirmation	50
B.	Conditions Precedent to Consummation	50
C.	Waiver of Conditions	51
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	51

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		52
A.	General	52
B.	Release of Claims and Causes of Action	52
C.	Waiver of Statutory Limitations on Releases	54
D.	Discharge of Claims	55
E.	Exculpation	55
F.	Preservation of Causes of Action	56
G.	Injunction	57
H.	Binding Nature Of Plan	57
I.	Protection Against Discriminatory Treatment	58

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J.	Plan Indemnity	58
K.	Integral Part of Plan	58

ARTICLE XI. RETENTION OF JURISDICTION		58

ARTICLE XII. MISCELLANEOUS PROVISIONS		60
A.	Substantial Consummation	60
B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	60
C.	Conflicts	60
D.	Modification of Plan	61
E.	Revocation or Withdrawal of Plan	61
F.	Successors and Assigns	61
G.	Reservation of Rights	61
H.	Further Assurances	62
I.	Severability	62
J.	Service of Documents	62
K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	63
L.	Governing Law	64
M.	Tax Reporting and Compliance	64
N.	Schedules	64
O.	No Strict Construction	64
P.	Entire Agreement	64
Q.	Closing of Chapter 11 Cases	64
R.	2002 Notice Parties	65

EXHIBITS

Exhibit A	Amended/New Organizational Documents

Exhibit B	Exit Facility Credit Agreement

Exhibit C	Exit Facility Term Sheet

Exhibit D	New Registration Rights Agreement

Exhibit E	New Registration Rights Term Sheet

Exhibit F	New Stockholders Agreement

Exhibit G	Plan Term Sheet

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PLAN SCHEDULES

Plan Schedule 1	Employee Compensation and Benefit Programs

Plan Schedule 2	Directors & Officers Liability Insurance Policies and Indemnification Provisions

Plan Schedule 3	Litigation Claims

Plan Schedule 4	New Board

Plan Schedule 5	Rejected Executory Contracts and Unexpired Leases

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JOINT PLAN OF REORGANIZATION FOR

CHAPARRAL ENERGY, INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Chaparral Energy, Inc. and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following plan of reorganization (the “Plan”) for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as defined below). Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which will be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to an existing or to be Filed contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time; (d) any reference to an Entity as a Holder of Claim or Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (j) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (k) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc Noteholders Committee” means that certain ad hoc committee of Holders of the Prepetition Notes.

“Ad Hoc Noteholders Committee Fees and Expenses” means all unpaid reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Ad Hoc Noteholders Committee incurred in connection with the Chapter 11 Cases, including, but not limited to, the reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Ad Hoc Noteholders Committee Professionals.

“Ad Hoc Noteholders Committee Professionals” means, collectively, (i) Milbank, Tweed, Hadley & McCloy LLP, as counsel to the Ad Hoc Noteholders Committee, (ii) PJT Partners LP, as financial advisor to the Ad Hoc Noteholders Committee, (iii) Tudor, Pickering, Holt & Co. Advisors, LLC, as investment banker to the Ad Hoc Noteholders Committee, (iv) Drinker Biddle & Reath LLP, as Delaware counsel to the Ad Hoc Noteholders Committee, and (v) any other professional retained by the Ad Hoc Noteholders Committee during the Chapter 11 Cases.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section

1930, chapter 123, of title 28, United States Code; (d) the Ad Hoc Noteholders Committee Fees and Expenses; (e) the Prepetition Notes Indenture Trustee Fees and Expenses; (f) the Prepetition Credit Agreement Agent & Lenders Fees and Expenses; (g) the Backstop Parties Fees and Expenses, and (h) the Cure Claim Amounts.

“Administrative Claims Bar Date” means the Business Day which is thirty (30) days after the Effective Date, or such other date as approved by Final Order of the Bankruptcy Court.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Allowed” means, with respect to a Claim or Equity Interest, an Allowed Claim or Equity Interest in a particular Class or category specified. Any reference herein to the allowance of a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

“Allowed Claim” means any Claim that is not a Disputed Claim or a Disallowed Claim and (a) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date and as to which no objection to allowance thereof has been timely interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or order of the Bankruptcy Court; (b) that has been listed by the Debtors in their Schedules as liquidated in a specified amount and is not disputed or contingent and for which no contrary Proof of Claim has been timely Filed; or (c) that is expressly Allowed pursuant to the terms of this Plan or a Final Order of the Bankruptcy Court. The term “Allowed Claim” shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in sections 506(b) or 511 of the Bankruptcy Code or as otherwise expressly set forth in this Plan or a Final Order of the Bankruptcy Court.

“Allowed          Claim” means an Allowed Claim of the type described.

“Amended/New Organizational Documents” means, as applicable, the amended and restated or new applicable organizational documents of Reorganized Parent in substantially the form attached to this Plan as Exhibit A or Filed with the Plan Supplement.

“Amended Employment Agreements” means the amended and restated employment agreements of each of K. Earl Reynolds, Joseph O. Evans, and James M. Miller, in the form attached as Exhibit 1 to the Plan Term Sheet.

“Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

“Backstop Commitment” has the meaning set forth in the Backstop Commitment Agreement.

“Backstop Commitment Agreement” means the Backstop Commitment Agreement approved by the Bankruptcy Court in the applicable Rights Offerings Procedures Order.

“Backstop Commitment Premium” means the “Commitment Premium” under, and as defined by, the Backstop Commitment Agreement, as approved by the applicable Rights Offerings Procedures Order, which shall take the form of New Class A Shares.

“Backstop Parties” means the “Commitment Parties” under, and as defined by, the Backstop Commitment Agreement.

“Backstop Parties Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Backstop Parties incurred in connection with the Backstop Commitment and the Backstop Commitment Agreement, including, but not limited to, the Backstop Commitment Premium and the reasonable and documented fees and out-of-pocket expenses of their respective professionals, in each case to the extent due and payable under the Backstop Commitment Agreement and applicable Rights Offerings Procedures Order.

“Ballots” means the ballots accompanying the Disclosure Statement, which were approved by the Disclosure Statement Order (modified, as necessary, based upon the applicable voting party in accordance with the Disclosure Statement Order), including any Master Ballots and Beneficial Owner Ballots.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Beneficial Holder” means, as of the applicable date of determination, a beneficial owner of the Prepetition Notes or Old Parent Interests as reflected in the records maintained by the Registered Record Owner or Intermediary Record Owner, as applicable.

“Beneficial Holder Ballots” means the Ballots accompanying the Disclosure Statement upon which Beneficial Holders of (i) the Prepetition Notes entitled to vote should, among other things, indicate their acceptance or rejection of this Plan and (ii) the Old Parent Interests may affirmatively opt out of the Third Party Release.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means the legal tender of the United States of America or the equivalent thereof.

“Carve Out Reserve” means the reserve established and maintained by the Reorganized Debtors from Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court being jointly administered under Case No. 16-11144 (LSS).

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Bar Date” means the last date for filing a Proof of Claim in these Chapter 11 Cases, as provided in the Claims Bar Date Order.

“Claims Bar Date Order” means that certain Order Pursuant to Bankruptcy Rule 3003(c)(3) and Local Rule 2002-1(e) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim (Including for Administrative Expense Claims Arising Under Section 503(b)(9) of the Bankruptcy Code) and Approving the Form and Manner of Notice Thereof, entered by the Bankruptcy Court on July 1, 2016 (Docket No. 270), as amended, supplemented or modified from time to time.

“Claims Objection Deadline” means, with respect to any Claim, the latest of (a) one hundred eighty (180) days after the Effective Date; (b) ninety (90) days after the Filing of an applicable Proof of Claim, or (c) such other date as may be specifically fixed by Final Order of the Bankruptcy Court for objecting to such Claim.

“Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Commission” means the U.S. Securities and Exchange Commission.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all material respects with the Plan Support Agreement and the Plan Term Sheet, and otherwise in form and substance acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.

“Consenting Creditors” means, collectively, the Consenting Prepetition Lenders and the Consenting Noteholders.

“Consenting Noteholders” means those Holders of the Prepetition Notes that are party to the Plan Support Agreement as “Consenting Noteholders” thereunder.

“Consenting Prepetition Lenders” means those Holders of the Prepetition Credit Agreement Claims that are party to the Plan Support Agreement as “Consenting Prepetition Lenders” thereunder.

“Consulting Agreements” means the consulting agreements attached as Exhibit 3 to the Plan Term Sheet.

“Consummation” means the occurrence of the Effective Date.

“Convenience Class Claim” means a General Unsecured Claim (other than a Royalty Payment Litigation Claim) with a Face Amount equal to or less than the Maximum Convenience Class Claim Amount.

“Convenience Class Election” means the timely and proper election by the Holder of a General Unsecured Claim (other than a Royalty Payment Litigation Claim) with a Face Amount in excess of the Maximum Convenience Class Claim Amount to nonetheless be treated in the same manner as a Convenience Class Claim, which election shall be made on the Ballot of such applicable Holder.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, and any errors and omissions policies) maintained by any Debtor as of the Effective Date for liability of its directors, managers, and officers as listed on Plan Schedule 1 or Plan Schedule 2.

“D&O Tail Policy” means that certain directors’ & officers’ liability insurance policy purchased by the Debtors prior to the Petition Date.

“Debtor(s)” means, individually, any of the above-captioned debtors and debtors-in-possession and, collectively, all of the above-captioned debtors and debtors-in-possession.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” has the meaning set forth in Article X.B hereof.

“Disallowed Claim” means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, or (b) (i) is Scheduled at zero, in an unknown amount or as contingent, disputed or unliquidated and (ii) as to which the Claims Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed under applicable law.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Plan Of Reorganization For Chaparral Energy, Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated as of December 19, 2016 (as amended, supplemented, or modified from time to time) that was approved by the Disclosure Statement Order.

“Disclosure Statement Order” means that certain Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline and Other Dates, (C) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan and (D) Approving the Manner and Form of Notice and Other Related Documents, entered by the Bankruptcy Court on January [    ], 2017 (Docket No. [    ]), as such order may be amended, supplemented, or modified from time to time.

“Disputed Claim” means any Claim, or any portion thereof, that is not a Disallowed Claim, that has not been Allowed pursuant to this Plan or a Final Order of the Bankruptcy Court, and

(a) if a Proof of Claim has been timely Filed by the applicable Claims Bar Date, such Claim is designated on such Proof of Claim as unliquidated, contingent or disputed, or in zero or unknown amount, and has not been resolved by written agreement of the parties or a Final Order of the Bankruptcy Court; or

(b) if either (1) a Proof of Claim has been timely Filed by the applicable Claims Bar Date or (2) a Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, or in zero or unknown amount, a Claim (i) as to which any Debtor has timely filed an objection or request for estimation in accordance with this Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court or for which such time period to object or file a request for estimation has not yet expired as of the applicable date of determination or (ii) which is otherwise disputed by any Debtor in accordance with applicable law, in each case which objection, request for estimation or dispute has not been withdrawn, overruled or determined by a Final Order; or

(c) that is the subject of an objection or request for estimation Filed in the Bankruptcy Court and which such objection or request for estimation has not been withdrawn, resolved or overruled by Final Order of the Bankruptcy Court; or

(d) that is otherwise disputed by any Debtor in accordance with the provisions of this Plan or applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed Prepetition Credit Agreement Claims and Allowed Prepetition Notes Claims, the Prepetition Credit Agreement Agent and the Prepetition Notes Indenture Trustee, respectively, will be and shall act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions under this Plan, which date shall be the Effective Date.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan, have been satisfied or waived in accordance with the terms of Article IX.

“Employee Compensation and Benefit Programs” has the meaning set forth in Article VI.G of this Plan.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) share-appreciation rights; and (5) all Unexercised Equity Interests, and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and any similar federal, state or local law.

“Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Ad Hoc Noteholders Committee and the members thereof in their capacity as such; (d) the Prepetition Credit Agreement Agent; (e) the Releasing Prepetition Credit Agreement Lenders; (f) the Prepetition Notes Indenture Trustee; (g) the Releasing Prepetition Noteholders; (h) the Backstop Parties; (i) the Distribution Agents; (j) the Releasing Old Parent Interestholders; (k) the Exit Facility Agent; (l) the Exit Facility Lenders; and (m) in each case, the respective Related Persons of each of the foregoing Entities.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility Credit Agreement, solely in its capacity as such.

“Exit Facility Credit Agreement” means the credit agreement, in substantially the form attached to this Plan as Exhibit B or Filed with the Plan Supplement, which credit agreement shall contain terms and conditions consistent in all respects with those set forth on the Exit Facility Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.

“Exit Facility Loan Documents” means the Exit Facility Credit Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Facility Credit Agreement.

“Exit Facility Loans” means the loans contemplated under the Exit Facility Credit Agreement.

“Exit Facility Lenders” means each of the lenders and their Affiliates under the Exit Facility Credit Agreement, solely in their respective capacities as such.

“Exit Facility Mandate Letter” means that certain letter agreement between the Debtors and the Exit Facility Agent that was approved by the Exit Facility Mandate Letter Order.

“Exit Facility Mandate Letter Order” means that certain Order Authorizing the Debtors to Enter Into and Perform Under Exit Financing Mandate Letter, entered by the Bankruptcy Court on December 14, 2016 (Docket No. 647), as amended, supplemented or modified from time to time.

“Exit Facility Term Sheet” means the term sheet attached as Exhibit D to the Plan Support Agreement, a copy of which is attached hereto as Exhibit C.

“Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount of the Claim asserted by the applicable Holder in any Proof of Claim timely Filed with the Bankruptcy Court and (b) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim that is not a/an: Administrative Claim; Convenience Class Claim; Professional Fee Claim; Priority Tax Claim; Secured Tax Claim; Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition Debt Claim; Royalty Payment Litigation Claim or 510(b) Equity Claim. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code shall apply to the relevant General Unsecured Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“GUC Rights Offering” means that certain rights offering of New Class A Shares to be offered to the Holders of Allowed General Unsecured Claims, as approved by the applicable Rights Offerings Procedures Order.

“Holder” means an Entity holding a Claim or Equity Interest.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions currently in place (whether in bylaws, certificates of incorporation, board resolutions, employment contracts or otherwise, in each case as listed on Plan Schedule 1 or Plan Schedule 2) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtor’s respective directors, officers, and managers in their respective capacities as such, and solely to the extent that such party was serving in such capacity on or any time after the Petition Date.

“Initial Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than thirty (30) days after the Effective Date, when, subject to the “Treatment” sections in Article III hereof, distributions under this Plan shall commence to Holders of Allowed Claims; provided that any applicable distributions under this Plan on account of the Prepetition Debt Claims shall be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent shall make its respective distributions as soon as practicable thereafter.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Interim Cash Collateral Orders” means those certain interim orders entered by the Bankruptcy Court governing the use of cash collateral (Docket Nos. 85, 191, 225, 300, 446, 499, 527, 573, and 653), in each case as amended, supplemented or modified from time to time.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto.

“Intermediary Record Owners” means, as of the applicable date of determination, the banks, brokerage firms, or the agents thereof as the Entity through which the Beneficial Holders hold the Prepetition Notes or Old Parent Interests, as applicable.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service of the United States of America.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Entity, including, without limitation, the Causes of Action of the Debtors. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date is attached hereto as Plan Schedule 3 or to be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

“Master Ballot” means the ballot distributed to the Registered Record Owners or Intermediary Record Owners, as applicable, of the Prepetition Notes to record the votes of the Beneficial Holders thereof as of the Voting Record Date.

“Maximum Convenience Class Claim Amount” means $100,000.

“New Board” means the initial seven (7) member board of directors of Reorganized Parent, which shall be comprised of the chief executive officer of Reorganized Parent and six (6) members (including the chairman of the New Board) selected by the Required Consenting Noteholders as described in the Plan Term Sheet. The members of the New Board shall be listed on Plan Schedule 4 attached hereto or to be Filed with the Plan Supplement.

“New Class A Shares” means the Class A common stock in Reorganized Parent, which will equal 82.5% of the New Equity Interests outstanding as of the Effective Date.

“New Class B Shares” means the Class B common stock in Reorganized Parent, which will equal 17.5% of the New Equity Interests outstanding as of the Effective Date.

“New Equity Interests” means the ownership interests in Reorganized Parent authorized to be issued pursuant to this Plan (and subject to the Restructuring Transactions) and the Amended/New Organizational Documents, which ownership interests shall consist of the New Class A Shares and the New Class B Shares. The New Class A Shares and the New Class B Shares will have identical economic and voting rights, except that the New Class B Shares shall be subject to redemption as provided in the Amended/New Organizational Documents.

“New Equity Interests Pool” means 100% of the New Equity Interests issued and outstanding on the Effective Date prior to dilution by (i) the New Management Incentive Plan Equity, (ii) the Rights Offerings, (iii) the Backstop Commitment Premium, and (iv) any issuances pursuant to the New Warrants.

“New Management Incentive Plan” means a post-Effective Date equity incentive plan providing for the issuance from time to time, as approved by the New Board, of New Class A Shares to senior management of the Reorganized Debtors representing, in the aggregate and on a fully-diluted basis, up to seven percent (7%) of the New Equity Interests issued or to be issued as of the Effective Date.

“New Management Incentive Plan Equity” means the New Class A Shares issued pursuant to the New Management Incentive Plan.

“New Registration Rights Agreement” means that certain registration rights agreement with respect to the New Equity Interests, in substantially the form attached to this Plan as Exhibit D or Filed with the Plan Supplement, which agreement shall contain terms and conditions consistent in all respects with those set forth on the New Registration Rights Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are acceptable to the Debtors and the Required Consenting Noteholders in the manner set forth in the Plan Support Agreement.

“New Registration Rights Term Sheet” means the term sheet attached as Exhibit F to the Plan Support Agreement, a copy of which is attached hereto as Exhibit E.

“New Stockholders Agreement” means that certain stockholders agreement of Reorganized Parent, in substantially the form attached to this Plan as Exhibit F or Filed with the Plan Supplement, which agreement shall contain terms and conditions acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.

“New Warrants” means the warrants to be issued by Reorganized Parent to certain non-Debtor parties to the Consulting Agreements and Retirement Agreement and General Release, with terms and conditions consistent with such documents and otherwise acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.

“Non-Debtor Releasing Parties” means, collectively: (a) the Ad Hoc Noteholders Committee and the members thereof in their capacity as such; (b) the Prepetition Credit Agreement Agent; (c) the Releasing Prepetition Credit Agreement Lenders; (d) the Prepetition Notes Indenture Trustee; (e) the Releasing Prepetition Noteholders; (f) the Releasing Old Parent Interestholders; and (g) those Holders of General Unsecured Claims that do not affirmatively opt out of the Third Party Release as provided on their respective Ballots.

“Non-Voting Classes” means, collectively, Classes 1, 2, 3, 9 and 11.

“Noteholders Rights Offering” means that certain $50 million rights offering of New Class A Shares to be offered to the Prepetition Noteholders and backstopped by the Backstop Parties pursuant to the Backstop Commitment Agreement, as approved by the applicable Rights Offering Procedures Order.

“Notice” has the meaning set forth in Article XII.J of this Plan.

“Old Affiliate Interests” means, collectively, the Equity Interests in each Parent Subsidiary, in each case as in existence immediately prior to the Effective Date.

“Old Parent Interest” means the Equity Interests in Parent, as in existence immediately prior to the Effective Date.

“Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors to Employ and Compensate Certain Professionals in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, entered by the Bankruptcy Court on June 6, 2016 (Docket No. 105), as amended, supplemented, or modified from time to time.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, Secured Tax Claim, or Prepetition Credit Agreement Claim.

“Parent” means Chaparral Energy, Inc., a Delaware corporation, debtor-in-possession in these Chapter 11 Cases.

“Parent Subsidiary” means each direct and indirect, wholly-owned subsidiary of Parent, as debtors-in-possession in these Chapter 11 Cases.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means May 9, 2016, the date on which the Debtors commenced the Chapter 11 Cases.

“Plan” means this Joint Plan Of Reorganization For Chaparral Energy, Inc. And Its Affiliate Debtors Under Chapter 11 Of The Bankruptcy Code, dated December 19, 2016, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.KK of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.KK of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time, in a manner in form and substance consistent in all respects with the Plan Support Agreement. The Exhibits and Plan Schedules (or substantially final forms thereof) shall be Filed with the Bankruptcy Court at least ten (10) days prior to the Voting Deadline.

“Plan Support Agreement” means that certain Plan Support Agreement, dated as of December 15, 2016, by and among the Debtors, the Consenting Prepetition Lenders, and the Consenting Noteholders (as amended, supplemented or modified from time to time), which was approved by the Plan Support Agreement Order.

“Plan Support Agreement Order” means that certain Order Pursuant to 11 U.S.C. §§ 105(a) and 363(b) Authorizing Entry into and Performance Under the Plan Support Agreement and Granting Related Relief, entered by the Bankruptcy Court on December 14, 2016 (Docket No. 652), as amended, supplemented or modified from time to time.

“Plan Term Sheet” means the term sheet attached as Exhibit A to the Plan Support Agreement, a copy of which is attached hereto as Exhibit G.

“Postpetition Hedge Agreements” means the new hedging agreements the Debtors entered into after the Petition Date with the Postpetition Hedge Providers pursuant to the Postpetition Hedge Order.

“Postpetition Hedge Providers” means the non-Debtor parties to the Postpetition Hedge Agreements.

“Postpetition Hedge Liens” means the Liens securing the payment of the Postpetition Hedge Obligations.

“Postpetition Hedge Obligations” means any and all Claims arising from, under or in connection with the Postpetition Hedge Agreements.

“Postpetition Hedge Order” means that certain Order (I) Authorizing the Debtors to (A) Enter into Postpetition Hedge Agreements and (B) Grant Liens and Superpriority Claims, and (II) Granting Related Relief, entered by the Bankruptcy Court on December 14, 2016 (Docket No. 649), as amended, supplemented or modified from time to time.

“Prepetition Credit Agreement” means that certain Eighth Restated Credit Agreement, dated as of April 12, 2010, by and among Parent, the Parent Subsidiaries party thereto, the Prepetition Credit Agreement Agent, and the Prepetition Credit Agreement Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Credit Agreement.

“Prepetition Credit Agreement Agent & Lenders Fees and Expenses” means all unpaid reasonable and documented fees and out-of-pocket expenses (regardless of whether such fees and expenses were incurred before or after the Petition Date) of the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders, including, without limitation, the reasonable fees and expenses of attorneys, advisors, consultants, or other professionals retained by the Consenting Prepetition Lenders, that are payable in accordance with the terms of (i) the Prepetition Credit Agreement (ii) the Interim Cash Collateral Orders, or (iii) the Exit Facility Mandate Letter.

“Prepetition Credit Agreement Claims” means any and all Claims arising from, under or in connection with the Prepetition Credit Agreement (including, without limitation, any and all “Indebtedness” as defined therein) or any other Prepetition Loan Document.

“Prepetition Credit Agreement Lenders” means the lenders party to the Prepetition Credit Agreement from time to time.

“Prepetition Credit Agreement Liens” means the Liens securing the payment of the Prepetition Credit Agreement Claims.

“Prepetition Debt Claims” means, collectively, the Prepetition Credit Agreement Claims and the Prepetition Notes Claims.

“Prepetition Debt Documents” means, collectively, the Prepetition Credit Agreement, the Prepetition Loan Documents, the Prepetition Notes, and the Prepetition Notes Indenture.

“Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Noteholder” means a Holder of the Prepetition Notes.

“Prepetition Notes” means, collectively, (i) those certain 9.875% Senior Notes due 2020, issued by Parent pursuant to the applicable Prepetition Notes Indenture, in an original aggregate principal amount of $300,000,000 (the “9.875% Notes”); (ii) those certain 8.250% Senior Notes due 2021, issued by Parent pursuant to the applicable Prepetition Notes Indenture, in an original aggregate principal amount of $400,000,000 (the “8.250% Notes”); and (iii) those certain 7.625% Senior Notes due 2022, issued by Parent pursuant to the applicable Prepetition Notes Indenture, in an original aggregate principal amount of $550,000,000 (the “7.625% Notes”).

“Prepetition Notes Claims” means any and all Claims arising from, under, or in connection with the Prepetition Notes, the Prepetition Notes Indentures or any other related document or agreement.

“Prepetition Notes Indentures” means, collectively, (i) that certain Indenture, dated as of September 16, 2010, governing the 9.875% Notes; (ii) that certain Indenture, dated as of February 22, 2011, governing the 8.250% Notes; and (iii) that certain Indenture, dated as of May 2, 2012, governing the 7.625% Notes, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee under each of the Prepetition Notes Indentures.

“Prepetition Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Prepetition Notes Indenture Trustee is entitled, pursuant to the Prepetition Notes Indentures, against distributions to be made to Holders of Allowed Prepetition Notes Claims for payment of any Prepetition Notes Indenture Trustee Fees and Expenses.

“Prepetition Notes Indenture Trustee Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims incurred by the Prepetition Notes Indenture Trustee, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Prepetition Notes Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after consummation of the Plan, in each case to the extent payable or reimbursable under the Prepetition Notes Indentures.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that (a) the Face Amount of a Claim in a particular Class or Classes (or portions thereof, as applicable) bears to (b) the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes (or portions thereof, as applicable), unless this Plan provides otherwise.

“Professional” means any Entity retained by the Debtors in the Chapter 11 Cases pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fees Bar Date” means the Business Day that is forty-five (45) days after the Effective Date or such other date as approved by Final Order of the Bankruptcy Court.

“Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

“Registered Record Owners” means, as of the applicable date of determination, the respective owners of the Prepetition Notes or Old Parent Interests, as applicable, whose holdings thereof are in their own name.

“Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), managers, managed accounts or funds, management companies, fund advisors, advisory board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the Petition Date, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Ad Hoc Noteholders Committee and the members thereof in their capacity as such; (d) the Prepetition Credit Agreement Agent; (e) the Releasing Prepetition Credit Agreement Lenders; (f) the Prepetition Notes Indenture Trustee; (g) the Releasing Prepetition Noteholders; (h) the Distribution Agents; and (i) the Releasing Old Parent Interestholders, and in each case the respective Related Persons of each of the foregoing Entities.

“Releasing Old Parent Interestholder” means a Holder of an Old Parent Interest that does not affirmatively opt out of the Third Party Release as provided on its respective Ballot.

“Releasing Prepetition Credit Agreement Lender” means, collectively, each Consenting Prepetition Lender and any other Prepetition Credit Agreement Lender that does not affirmatively opt out of the Third Party Release as provided on its respective Ballot.

“Releasing Prepetition Noteholder” means, collectively, each Consenting Noteholder and any other Prepetition Noteholder that does not affirmatively opt out of the Third Party Release as provided on its respective Ballot.

“Releasing Party” has the meaning set forth in Article X.B hereof.

“Remaining Rights Offering Shares” means, with respect to the Noteholders Rights Offering only, those Rights Offering Shares that are not timely and properly subscribed for by the Prepetition Noteholders pursuant to the applicable Rights Offerings Procedures.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Parent” means, subject to the Restructuring Transactions, Chaparral Energy, Inc., a Delaware corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors.

“Required Consenting Creditors” means the “Required Consenting Creditors” under, and as defined by, the Plan Support Agreement.

“Required Consenting Prepetition Lenders” means the “Required Consenting Prepetition Lenders” under, and as defined by, the Plan Support Agreement.

“Required Consenting Noteholders” means the “Required Consenting Noteholders” under, and as defined by, the Plan Support Agreement.

“Restricted Holders” has the meaning set forth in Article V.KK of this Plan.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Organizational Documents, and the Plan Securities and Documents.

“Restructuring Transaction” has the meaning ascribed thereto in Article V.A of this Plan.

“Retirement Agreement and General Release” means the Retirement Agreement and General Release attached as Exhibit 2 to the Plan Term Sheet, which as approved by the Retirement Agreement and General Release Order.

“Retirement Agreement and General Release Order” means that certain Order Pursuant to 11 U.S.C. §§ 105 and 363 and Fed. R. Bankr. P. 9019 Approving Retirement Agreement and General Release with Mark A. Fischer, entered by the Bankruptcy Court on [            ], 2016 (Docket No. [    ]), as amended, supplemented or modified from time to time.

“Rights Offerings” means, collectively, the Noteholders Rights Offering and the GUC Rights Offering.

“Rights Offerings Procedures” means the procedures governing the applicable Rights Offering, in each case as approved by the applicable Rights Offerings Procedures Order.

“Rights Offerings Procedures Orders” means, collectively, (i) as to the Prepetition Noteholders, that certain Order (A) Authorizing the Debtors to (I) Conduct Rights Offering, (II) Enter into Backstop Commitment Agreement and (III) Pay Fees and Expenses Associated Therewith and (B) Approving Subscription Form, entered by the Bankruptcy Court on December 14, 2016 (Docket No. 651), as such order may be amended, supplemented, or modified from time to time, and (ii) as to the Holders of Allowed General Unsecured Claims, that certain [Order], entered by the Bankruptcy Court on January [    ], 2017 (Docket No. [    ]), as such order may be amended, supplemented, or modified from time to time.

“Rights Offerings Shares” means the New Class A Shares to be issued and sold through the Rights Offerings, including the Remaining Rights Offering Shares and the Backstop Commitment Premium.

“Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests, including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

“Royalty Payment Class Proof of Claim” means Claim Number 1316 filed against the Debtors on or about August 15, 2016 by Naylor Farms Inc. and Harrels LLC asserting, among other things, Claims for unpaid royalties on behalf of themselves and all others similarly situated.

“Royalty Payment Litigation Claims” means any and all Claims (including, without limitation, attorney and other professional fees incurred by the Holders of such Claims) arising from or in connection with any Debtor’s alleged failure to properly report, account for, and distribute royalty interest payments to owners of mineral interests in the State of Oklahoma, including the asserted civil class action lawsuit pending before the United States District Court for the Western District of Oklahoma, captioned Naylor Farms, Inc. & Harrel’s LLC, v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE.

“Scheduled” means with respect to any Claim, the status and amount, if any, of such Claim as set forth in the Schedules.

“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules they may be amended, modified, or supplemented from time to time.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any similar federal, state or local law.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Subscription Form” means that certain form to be distributed to the Prepetition Noteholders and the Holders of General Unsecured Claims pursuant to which they may exercise their respective Subscription Rights, as approved by the Bankruptcy Court under the applicable Rights Offerings Procedures Order.

“Subscription Right” means the right to participate in the Rights Offerings, as set forth in the applicable Rights Offerings Procedures.

“Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims other than the initial distribution given to such Holders on the Initial Distribution Date.

“Subsequent Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Subsequent Distribution Date will be the last Business Day of the month following the end of the first (1st) calendar quarter after the calendar quarter in which the Effective Date falls.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexercised Equity Interests” means any and all unexercised options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character, kind, or nature to acquire an Old Parent Interest, as in existence immediately prior to the Effective Date.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Carve Out Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are Disallowed by Final Order in accordance with this Plan.

“Voting and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Voting Classes” means Classes 4-8.

“Voting Deadline” means the date and time by which all Ballots must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Order, which date is [            ], 2017 as set forth in the Disclosure Statement Order.

“Voting Record Date” means the date for determining which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and the Subscription Form, to exercise the Subscription Rights, and to vote to accept or reject this Plan.

“Waived Postpetition Default Interest” means, with respect to the Prepetition Credit Agreement Claims, the accrued but unpaid default rate interest charged against the Debtors over and above the applicable non-default rate of interest (based on the Alternate Base Rate under, and as defined by, the Prepetition Credit Agreement) during the period from June 9, 2016 through and including the Effective Date.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Subject to sub-paragraph 1 below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1.	Bar Date for Administrative Claims

Except as otherwise provided in this Article II.A hereof and section 503(b)(1)(D) of the Bankruptcy Code, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order or the occurrence of the Effective Date (as applicable) no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof. Nothing in this Article II.A shall limit, alter, or impair the terms and conditions of the Claims Bar Date Order with respect to the Claims Bar Date for filing administrative expense claims arising under Section 503(b)(9) of the Bankruptcy Code.

Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

2.	Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors and Reorganized Debtors for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Carve Out Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Carve Out Reserve and shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Carve Out Reserve to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors.

B.	Priority Tax Claims

Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement) or Reorganized Debtors, as

applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be 11 Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights

1.	Other Priority Claims	Unimpaired	Deemed to Accept

2.	Other Secured Claims	Unimpaired	Deemed to Accept

3.	Secured Tax Claims	Unimpaired	Deemed to Accept

4.	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote

Class	Claim/Equity Interest	Status	Voting Rights

5.	Prepetition Notes Claims	Impaired	Entitled to Vote

6.	General Unsecured Claims[2]	Impaired	Entitled to Vote

7.	Convenience Class Claims[3]	Impaired	Entitled to Vote

8.	Royalty Payment Litigation Claims	Impaired	Entitled to Vote

9.	Intercompany Claims	Impaired	Deemed to Accept

10.	Old Parent Interests	Impaired	Deemed to Reject

11.	Old Affiliate Interests in any Parent Subsidiary	Unimpaired	Deemed to Accept

B.	Classification and Treatment of Claims and Equity Interests

1.	Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)	Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim as of the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement): (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Voting: Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

[2]	This class excludes both Convenience Class Claims and Royalty Payment Litigation Claims.
[3]	This class excludes Royalty Payment Litigation Claims.

2.	Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of the Other Secured Claims. Class 2 consists of separate subclasses for each Other Secured Claim.

(b)	Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim as of the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement): (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

3.	Class 3 - Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement): (A) Cash equal to the amount of such Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim; (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Class 3 Claim.

(c)	Voting: Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan.

4.	Class 4 - Prepetition Credit Agreement Claims

(a)	Classification: Class 4 consists of the Prepetition Credit Agreement Claims.

(b)	Allowance: The Prepetition Credit Agreement Claims are deemed Allowed Secured Claims in the aggregate principal amount of $444,439,907, plus contingent reimbursement obligations in respect of outstanding letters of credit in an aggregate face amount equal to $828,000, and any accrued and unpaid interest payable on such amounts through the Effective Date (excluding the Waived Postpetition Default Interest).[4]

(c)	Treatment: On the Effective Date, the Prepetition Credit Agreement shall be deemed to be amended and restated in its entirety by the Exit Facility Credit Agreement, the Waived Postpetition Default Interest shall be deemed released and waived for all purposes, and each Holder of a Prepetition Credit Agreement Claim shall receive on account of such Prepetition Credit Agreement Claim its respective Pro Rata share of: (i) the Exit Facility Loans and commitments under the Exit Facility Credit Agreement and (ii) to the extent the outstanding Prepetition Credit Agreement Claims (excluding the Waived Postpetition Default Interest) exceed the sum of (A) the aggregate outstanding principal amount of the Exit Facility Loans plus (B) the aggregate unfunded commitments under the Exit Facility Credit Agreement, in each case as of the Effective Date, a Cash payment sufficient to satisfy such excess amount. Without affecting any additional Liens required by the Exit Facility Credit Agreement, each Prepetition Credit Agreement Lien is stipulated to as valid, perfected, and not avoidable, and shall secure the Exit Facility Loans and all other obligations of the Reorganized

[4]	The Allowed amount excludes any accrued fees, costs, and expenses that will be paid in cash on the Effective Date pursuant to this Plan.

Debtors under or secured by the Exit Facility Loan Documents and each such Prepetition Credit Agreement Lien shall, as of the Effective Date, (i) be ratified, reaffirmed and deemed granted by the Reorganized Debtors, (ii) remain attached to the Reorganized Debtors’ assets and property, and (iii) not be, and shall not be deemed to be, impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

(d)	Voting: Class 4 is Impaired, and Holders of Claims in Class 4 are entitled to vote to accept or reject this Plan.

5.	Class 5 - Prepetition Notes Claims

(a)	Classification: Class 5 consists of the Prepetition Notes Claims.

(b)	Allowance: The Prepetition Notes Claims are deemed Allowed in the aggregate principal amount of $1,207,955,000.00, plus $59,455,335.53 in accrued and unpaid interest thereon as of the Petition Date,[5] consisting of:

(i)	$298,000,000.00 in aggregate principal amount, plus $17,981,122.11 in accrued and unpaid interest on account of the 9.875% Notes;

(ii)	$384,045,000.00 in aggregate principal amount, plus $22,092,238.63 in accrued and unpaid interest on account of the 8.250% Notes; and

(iii)	$525,910,000.00 in aggregate principal amount, plus $19,381,974.79 in accrued and unpaid interest on account of the 7.625% Notes.

(c)	Treatment: On the Effective Date, each Holder of an Allowed Prepetition Notes Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool. In addition, each such Holder shall receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures.

(d)	Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6.	Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of the General Unsecured Claims that are neither Convenience Class Claims nor Royalty Payment Litigation Claims.

(b)	Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6 Claim

[5]	The Allowed amount excludes any unpaid Prepetition Notes Indenture Trustee Fees and Expenses that will be paid in Cash on the Effective Date pursuant to this Plan.

is an Allowed Class 6 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 6 Claim becomes an Allowed Class 6 Claim, each Holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool. In addition, each such Holder shall receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures. For the avoidance of doubt, to the extent a Holder’s General Unsecured Claim becomes an Allowed General Unsecured Claim after the Effective Date, such Holder shall receive New Equity Interests in an amount equal to the amount such Holder would have otherwise received had such Holder’s General Unsecured Claim been an Allowed General Unsecured Claim as of the Effective Date (assuming all distributions on account of such Claim had been made on the Effective Date).

Notwithstanding the foregoing, if the Holder of an Allowed General Unsecured Claim makes the Convenience Class Election, then such Holder shall receive, in lieu of the above and in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 6 Claim, payment in cash equal to and capped at the Maximum Convenience Class Claims Amount, and such Holder shall not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Claim.

(c)	Voting: Class 6 is Impaired, and Holders of Claims in Class 6 are entitled to vote to accept or reject this Plan.

7.	Class 7 – Convenience Class Claims

(a)	Classification: Class 7 consists of the Convenience Class Claims that are not Royalty Payment Litigation Claims.

(b)	Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 7 Claim is an Allowed Class 7 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 7 Claim becomes an Allowed Class 7 Claim, each Holder of an Allowed Convenience Class Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, payment in cash equal to such Allowed Claim. The Holders of Allowed Convenience Class Claims shall not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Convenience Class Claims.

(c)	Voting: Class 7 is Impaired, and Holders of Claims in Class 7 are entitled to vote to accept or reject this Plan.

8.	Class 8 – Royalty Payment Litigation Claims

(a)	Classification: Class 8 consists of the Royalty Payment Litigation Claims.

(b)	Treatment:

(i)	IF AND ONLY IF (1) CLASS 8 VOTES TO ACCEPT THIS PLAN AND (2) THE ROYALTY PAYMENT CLASS PROOF OF CLAIM IS NOT DISALLOWED BY ORDER OF THE BANKRUPTCY COURT, THE FOLLOWING TREATMENT:

1. On the Effective Date, the Debtors will be deemed to have consented to the certification of a class in the Chapter 11 Cases consisting of all Royalty Payment Litigation Claims and, subject to receipt of an invoice, shall pay attorneys’ fees for such class of up to $1,500,000 in the aggregate.

2. Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 8 Claim is an Allowed Class 8 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 8 Claim becomes an Allowed Class 8 Claim, each Holder of an Allowed Royalty Payment Litigation Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of $6.0 million. The Holders of Allowed Royalty Payment Litigation Claims shall not be entitled to receive New Equity Interests or to participate in the Rights Offerings on account of such Royalty Payment Litigation Claims.

The foregoing is offered solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law, and such settlement is conditioned on (i) Class 8 voting to accept this Plan, (ii) the Bankruptcy Court confirming this Plan, and (iii) the occurrence of the Effective Date.

(ii)	IF (1) CLASS 8 VOTES TO REJECT THIS PLAN OR (2) THE ROYALTY PAYMENT CLASS PROOF OF CLAIM IS DISALLOWED BY ORDER OF THE BANKRUPTCY COURT, THE FOLLOWING TREATMENT:

1. Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 8 Claim is an Allowed Class 8 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 8 Claim becomes an Allowed Class 8 Claim, each Holder of an Allowed Royalty Payment Litigation Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of the New Equity Interests Pool.

2. In addition, each such Holder shall receive Subscription Rights to purchase its Pro Rata share of the applicable Rights Offerings Shares in accordance with the applicable Rights Offerings Procedures.

3. For the avoidance of doubt, to the extent a Holder’s Royalty Payment Litigation Claim becomes an Allowed Royalty Payment Litigation Claim after the Effective Date, such Holder shall receive New Equity Interests in an amount equal to the amount such Holder would have otherwise received had such Holder’s Royalty Payment Litigation Claim been an Allowed Royalty Payment Litigation Claim as of the Effective Date (assuming all distributions on account of such Claim had been made on the Effective Date). The Holders of Allowed Royalty Payment Litigation Claims shall not be entitled to make the Convenience Class Election with respect to such Claims.

(c)	Voting: Class 8 is Impaired, and Holders of Claims in Class 8 are entitled to vote to accept or reject this Plan.

9.	Class 9 – Intercompany Claims

(a)	Classification: Class 9 consists of the Intercompany Claims.

(b)	Treatment: Subject to the Restructuring Transactions, the Intercompany Claims shall be reinstated, compromised, or cancelled, at the option of the relevant Holder of such Intercompany Claims with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement.

(c)	Voting: Class 9 is an Impaired Class. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 9 shall be conclusively deemed to have accepted this Plan.

10.	Class 10 - Old Parent Interests

(a)	Classification: Class 10 consists of the Old Parent Interests.

(b)	Treatment: On the Effective Date, the Old Parent Interests will be cancelled without further notice to, approval of or action by any Entity, and each Holder of an Old Parent Interest shall not receive any distribution or retain any property on account of such Old Parent Interest.

(c)	Voting: Class 10 is an Impaired Class, and the Holders of Old Parent Interests in Class 10 will be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Old Parent Interests in Class 10 will not be entitled to vote to accept or reject this Plan. Notwithstanding the foregoing, the Holders of Old Parent Interests in Class 10 will be provided a Ballot solely for purposes of affirmatively opting out of the Third Party Release.

11.	Class 11 - Old Affiliate Interests in any Parent Subsidiary

(a)	Classification: Class 11 consists of the Old Affiliate Interests in any Parent Subsidiary.

(b)	Treatment: Subject to the Restructuring Transactions, the Old Affiliate Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date.

(c)	Voting: Class 11 is an Unimpaired Class, and the Holders of the Old Affiliate Interests in Class 11 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Affiliate Interests in Class 11 are not entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1-3 and 11 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Class 9 is Impaired under this Plan. However, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 9 are conclusively deemed to have accepted this Plan.

B.	Presumed Rejection of Plan

Class 10 is Impaired and the Holders of Equity Interests in such Class shall receive no distribution under this Plan on account of such Equity Interests. Therefore, the Holders of Equity Interests in such Class are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Such Holders will, however, receive a Ballot to allow such Holders to affirmatively opt-out of the Third Party Release.

C.	Voting Classes

Classes 4-8 are Impaired under this Plan. The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.	Acceptance by Impaired Class of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by either Class 4 or Class 5. The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required thereunder.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under this Plan. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than the Carve Out Reserve), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, each Prepetition Credit Agreement Lien and other Liens that secure the Exit Facility Loans and the Postpetition Hedge Agreements, and all other obligations of the Reorganized Debtors under the Exit Facility Loan Documents and the Postpetition Hedge Agreements). On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Facility Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Loan Documents, in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Loan Documents). On the Effective Date, the Exit Facility Loan Documents shall constitute legal, valid, binding and authorized obligations for the Reorganized Debtors, enforceable in accordance with their respective terms and such obligations shall not be enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. For the avoidance of doubt, any letter of credit issued and outstanding under the Prepetition Credit Agreement on the Effective Date shall be deemed issued under the Exit Facility Credit Agreement.

On and as of the Effective Date, all Prepetition Credit Agreement Lenders shall be deemed to be parties to, and bound by, the Exit Facility Credit Agreement, without the need for execution thereof by any such applicable Prepetition Credit Agreement Lender; provided however that, with respect to any Prepetition Credit Agreement Lender that fails to execute and deliver its signature page to the Exit Facility Credit Agreement, any portion of the Cash to be distributed pursuant to or in connection with this Plan to such Prepetition Credit Agreement Lender shall be treated as an undeliverable distribution pursuant to Article VII.D.4 of this Plan until such Prepetition Credit Agreement Lender executes and delivers to Reorganized Parent its signature page to the Exit Facility Credit Agreement.

By voting to accept this Plan, each Prepetition Credit Agreement Lender thereby instructs and directs the Prepetition Credit Agreement Agent, pursuant to Article XI of the Prepetition Credit Agreement, and each such vote to accept this Plan shall, for all purposes, constitute an instruction from such Prepetition Credit Agreement Lender directing the Prepetition Credit Agreement Agent and the Exit Facility Agent (as applicable), to (i) act as Distribution Agent to the extent required by this Plan, (ii) execute and deliver the Exit Facility Loan Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Exit Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Exit Facility Agent and/or the Prepetition Credit Agreement Agent (as applicable) under this Plan or any of the Restructuring Documents to which it is a party.

E.	No Discharge or Release of Prepetition Credit Agreement Claims or Liens

Notwithstanding anything in this Plan to the contrary, (i) pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors and Reorganized Debtors have waived discharge of the Prepetition Credit Agreement Claims as restructured in the Exit Facility Credit Agreement and (ii) all property of the Estates of the Debtors, including all claims, rights and causes of action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with this Plan, shall remain encumbered by and subject to the Prepetition Credit Agreement Liens and other Liens that secure the Exit Facility Loans, which, as of the Effective Date, shall secure the Exit Facility Loans and all other obligations of the Reorganized Debtors under and to the extent set forth in the Exit Facility Loan Documents and the Postpetition Hedge Agreements, and such Liens (x) shall be and hereby are ratified, reaffirmed as valid, enforceable, and not avoidable, and deemed granted by the Reorganized Debtors and (y) shall not be, and shall not be deemed to be, impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

F.	Postpetition Hedge Agreements

Notwithstanding anything in this Plan or the Postpetition Hedge Order to the contrary, pursuant to section 1141(d)(4) of the Bankruptcy Code and the Postpetition Hedge Order, the Debtors and the Reorganized Debtors have waived discharge of the Postpetition Hedge Claims and upon the Effective Date: (i) (a) the collateral securing the Reorganized Debtors’ obligations under the Postpetition Hedge Agreements shall become co-extensive with the collateral securing the Exit Facility Loans, and (b) the Postpetition Hedge Claims and Postpetition Hedge Liens of the Postpetition Hedge Providers shall become pari passu with the respective Claims and Liens of the Exit Facility Agent and Exit Facility

Lenders under and in connection with the Exit Facility Loans, in each case, as provided in the Exit Facility Loan Documents; and (ii) paragraphs 5, 6(c), 6(d), 6(e), 6(f) and 8 of the Postpetition Hedge Order shall be replaced by the applicable terms of this Plan, the Confirmation Order, the Exit Facility Loan Documents, and the Postpetition Hedge Agreements.

G.	New Equity Interests

On the Effective Date, subject to the terms and conditions of the Restructuring Transactions, Reorganized Parent shall issue the New Equity Interests pursuant to this Plan and the Amended/New Organizational Documents. Except as otherwise expressly provided in the Restructuring Documents, the Reorganized Parent shall not be obligated to register the New Equity Interests under the Securities Act or to list the New Equity Interests for public trading on any securities exchange.

Distributions of the New Equity Interests may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Organizational Documents. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of Reorganized Parent shall be that number of shares of New Equity Interests as may be designated in the Amended/New Organizational Documents.

H.	New Stockholders Agreement; New Registration Rights Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into the New Stockholders Agreement and the New Registration Rights Agreement, each of which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Stockholders Agreement and the New Registration Rights Agreement, as applicable).

On and as of the Effective Date, all of the Holders of New Equity Interests shall be deemed to be parties to the New Stockholders Agreement, without the need for execution by such Holder. The New Stockholders Agreement shall be binding on all Persons receiving, and all Holders of, the New Equity Interests (and their respective successors and assigns), whether such New Equity Interest is received or to be received on or after the Effective Date and regardless of whether such Person executes or delivers a signature page to the New Stockholders Agreement.

On and as of the Effective Date, all Backstop Commitment Parties will be deemed to be parties to the New Registration Rights Agreement, without the need for execution by any such Persons. The New Registration Rights Agreement will be binding on all such Persons (and their respective successors and assigns) regardless of whether such applicable Person executes or delivers a signature page to the New Registration Rights Agreement.

I.	New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, Reorganized Parent will adopt and implement the New Management Incentive Plan, whose other terms and conditions, including recipients, individual awards and vesting periods, shall be determined by the New Board. The New Management Incentive Plan Equity will dilute all of the New Equity Interests equally.

J.	Consulting Agreements; New Warrants

On the Effective Date, Reorganized Parent shall enter into and consummate the transactions contemplated by the Consulting Agreements (including issuing the New Warrants), each of which shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Consulting Agreements and the New Warrants, as applicable).

K.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue, as applicable, the New Equity Interests, the New Warrants, and any and all other securities to be distributed or issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Any Plan Securities and Documents provided in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of such act will be provided in a private placement.

All shares of New Equity Interests issued to (a) Holders of Allowed Claims on account of their respective Claims or in the applicable Rights Offering upon exercise of their respective Subscription Rights, and (b) to any Backstop Commitment Parties as a backstop premium pursuant to the Backstop Commitment Agreement, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code. All shares of New Equity Interests issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement in satisfaction of their obligations to purchase any unsubscribed shares in the applicable Rights Offering will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder.

Resales by Persons who receive any Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, who are deemed to be “underwriters” (as such term is defined in the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to resell the New Equity Interests or Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, as applicable, without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement or otherwise.

Persons who purchase securities pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A or any other applicable registration exemption under the Securities Act, or if such securities are registered with the Commission.

L.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Article V.D, V.E, V.F, and V.G of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

M.	Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) in form and substance satisfactory to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Equity Interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Equity Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

N.	Directors and Officers of the Reorganized Debtors

The New Board shall be identified in the Plan Supplement as Plan Schedule 4. The initial new board of directors or other governing body of each Parent Subsidiary shall consist of one or more of the directors or officers of Reorganized Parent. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

O.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the stockholders, directors, officers, managers, members or partners of the Debtors or the Reorganized Debtors or by any other Person.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

P.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided herein (including, without limitation, Article V.E of this Plan) all notes, stock, indentures, instruments, certificates, agreements and other documents evidencing or relating to the Prepetition Notes Claims, any Impaired Claim (other than the Prepetition Credit Agreement Claims) and/or the Old Parent Interests, including, but not limited to, the Prepetition Notes and the Prepetition Notes Indentures, shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person; provided that the Prepetition Notes and the Prepetition Notes Indentures shall continue in effect for the limited purpose of (i) allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the Prepetition Notes Indenture Trustee to make, distributions under this Plan and (ii) permitting the Prepetition Notes Indenture Trustee to exercise its Prepetition Notes Indenture Trustee Charging Lien against such distributions for payment of any unpaid portion of the Prepetition Notes Indenture Trustee Fees and Expenses. Except to the extent otherwise provided herein (including, without limitation, Article V.E of this Plan) and the Restructuring Documents, upon completion of all such distributions, the Prepetition Notes Indentures and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered. For the avoidance of doubt, nothing in this paragraph shall (x) apply to or affect or impair the Prepetition Credit Agreement or the other Prepetition Loan Documents or (y) affect or impair the Prepetition Notes Indenture Trustee Charging Lien, which shall remain in full force and effect as of and after the Effective Date.

Q.	Old Affiliate Interests

On the Effective Date, the Old Affiliate Interests shall remain effective and outstanding, and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Interests immediately prior to the Effective Date. Each Parent Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan.

R.	Sources of Cash for Plan Distributions

Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, and the Rights Offerings. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

S.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

T.	Funding and Use of Carve Out Reserve

On or before the Effective Date, the Debtors shall fund the Carve Out Reserve in such amount as determined by the Debtors, with the consent of the Required Consenting Creditors or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the obligations and liabilities for which such reserve was established.

The Cash contained in the Carve Out Reserve shall be used solely to pay the obligations and liabilities for which such reserve was established, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Carve Out Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records. After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Carve Out Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Carve Out Reserve.

U.	Backstop Commitment Premium

On the Effective Date, New Class A Shares in an amount equal to the Backstop Commitment Premium shall be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement.

V.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in this Plan to the contrary, but without limiting Article III.B.8 of this Plan, on and after the Effective Date, all Royalty and Working Interests granted by any Debtor shall, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests shall be altered or impaired by this Plan.

W.	Payment of Fees and Expenses of Certain Creditors

The Debtors shall, on the Effective Date and to the extent invoiced, pay (i) the Prepetition Credit Agreement Agent & Lenders Fees and Expenses, (ii) the Ad Hoc Noteholders Committee Fees and Expenses and (iii) the Backstop Parties Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date and any disputed amounts to be escrowed by the Debtors).

X.	Payment of Fees and Expenses of Indenture Trustee

The Debtors shall, on the Effective Date, and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), pay the Prepetition Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any party to the

Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and the Prepetition Notes Indenture Trustee cannot agree with respect to the reasonableness of any Prepetition Notes Indenture Trustee Fees and Expenses, the reasonableness of any such Prepetition Notes Indenture Trustee Fees and Expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date and any disputed amounts to be escrowed by the Debtors). Nothing herein shall be deemed to impair, waive, or discharge the Prepetition Notes Indenture Trustee Charging Lien for any amounts not paid pursuant to this Plan and otherwise claimed by the Prepetition Notes Indenture Trustee pursuant to and in accordance with the Prepetition Notes Indentures. From and after the Effective Date, the Reorganized Debtors shall pay any Prepetition Notes Indenture Trustee Fees and Expenses in full in Cash without further court approval.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i) have been assumed or rejected by prior order of the Bankruptcy Court;

(ii) are the subject of a motion to reject pending on the Effective Date;

(iii) are identified on Plan Schedule 4 hereto or in the Plan Supplement, in either case which Plan Schedule may be amended by the Debtors to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties at least ten (10) days prior to the date of the Confirmation Hearing; or

(iv) are rejected or terminated pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under this Plan, at least fourteen (14) days prior to the Plan Objection Deadline, the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors prior to the Plan Objection Deadline (notwithstanding anything in the Schedules or a Proof of Claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption, or assumption and assignment. If such objection is sustained by Final Order of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof. To the extent applicable, the limitations imposed by section 502 of the Bankruptcy Code shall apply to the relevant rejection Claim, including, without limitation, subsection 502(b)(6) and subsection 502(b)(7) thereof.

E.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy

Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies. In furtherance of the foregoing, the Reorganized Debtors shall maintain and continue in full force and effect such D&O Liability Insurance Policies for the benefit of the insured Persons at levels (including with respect to coverage and amount) no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six (6) years following the Effective Date. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date.

F.	Indemnification Provisions

On the Effective Date, each Indemnification Provision shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date.

G.	Employee Compensation and Benefit Programs

Subject to the proviso below and the Retirement Agreement and General Release, all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective employees or retirees, and any of the employees or retirees of their respective subsidiaries, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, severance benefit plans, incentive plans, retention plans, life, and accidental death and dismemberment insurance plans, health and welfare plans, 401(k) plans, and pension plans listed on Plan Schedule 1 (collectively, the “Employee Compensation and Benefit Programs”), are treated as Executory Contracts under this Plan and on the Effective Date will be assumed by the Debtors pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed; provided, that the employments agreements of K. Earl Reynolds, Joseph O. Evans, and James M. Miller shall, as of the Effective Date, be amended and restated as provided in the Amended Employment Agreements, respectively, and assumed by the Debtors as amended and restated. Any payment obligations under any assumed Employee Compensation and Benefit Program that have been, or purport to have been, accelerated as a result of the commencement of these Chapter 11 Cases or the consummation of any transactions contemplated by this Plan shall be reinstated in accordance with section 1124 of the Bankruptcy Code and such acceleration shall be rescinded and deemed not to have occurred.

H.	Postpetition Hedge Agreements

On the Effective Date and pursuant to the Postpetition Hedge Order, each Postpetition Hedge Agreement shall be deemed and treated as an Executory Contract that is and shall be assumed by the Reorganized Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the Postpetition Hedge Agreements. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Postpetition Hedge Agreements.

I.	Insurance Contracts

On the Effective Date, and without limiting the terms or provisions of Paragraph E of this Article VI, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Insurance Contracts.

J.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Error! Reference source not found. of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

K.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. Distributions on account of the Allowed Prepetition Credit Agreement Claims and Allowed Prepetition Notes Claims shall be made to the Prepetition Credit Agreement Agent and the Prepetition Notes Indenture Trustee, respectively, and such agent and trustee will be, and shall act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable Prepetition Debt Documents. All distributions to Holders of Prepetition Credit Agreement Claims and Prepetition Notes Claims shall be deemed completed when made by the Reorganized Debtors to the Prepetition Credit Agreement Agent and the Prepetition Notes Indenture Trustee, as applicable. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The distributions of New Equity Interests to be made under this Plan to Holders of Allowed Prepetition Notes Claims shall be made to the Prepetition Notes Indenture Trustee, which, subject to the right of the Prepetition Notes Indenture Trustee to assert its Prepetition Notes Indenture Trustee Charging Lien against such distributions, shall transmit such distributions to Holders of Allowed Prepetition Notes Claims in accordance with the Prepetition Notes Indenture. Notwithstanding anything to the contrary in this Plan, the Prepetition Notes Indenture Trustee may transfer or direct the transfer of such distributions through the facilities of DTC and, in such event, will be entitled to recognize and deal for all purposes under this Plan with Holders of Allowed Prepetition Notes Claims to the extent consistent with the customary practices of DTC. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Equity Interests to be distributed to Holders of Allowed Prepetition Notes Claims eligible for distribution through the facilities of DTC. The distributions of Subscription Rights under this Plan to Holders of Allowed Prepetition Notes Claims shall be made by the Voting and Claims Agent as provided in the applicable Rights Offering Procedures.

In the event that Class 8 votes to accept this Plan, then the Reorganized Debtors shall make all distributions on account of Allowed Class 8 Claims to the Entity specified in the Royalty Payment Class Proof of Claim and such Entity will be, and shall act as, the Distribution Agent with respect to Allowed Class 8 Claims for all purposes under and in connection with this Plan. All distributions to Holders of Allowed Class 8 Claims shall be deemed completed when made by the Reorganized Debtors to the Entity specified in the Royalty Payment Class Proof of Claim, and the Debtors and the Reorganized Debtors shall have no further liability or obligations with respect to or in connection with such distributions.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.	Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims) that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims) who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the Prepetition Debt Claims.

2.	Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date.

3.	Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Equity Interests, in each case with respect to Impaired Claims. With respect to Impaired Claims, whenever any payment or distribution of a fraction of a dollar or share of New Equity Interest under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Equity Interest (up or down), with half dollars and half shares of New Equity Interest or more being rounded up to the next higher whole number and with less than half dollars and half shares of New Equity Interest being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional New Equity Interest).

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.	Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address, at which time all currently due but missed distributions shall be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent). Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4.(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within one (1) year after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, (i) for Claims other than in Classes 4 and 5, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim shall become the property of the Estates free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary, and (ii) for Claims in Class 4 or Class 5, any Cash, Plan Securities and Documents, and/or other property, as applicable, held for distribution on account of such Claim shall be allocated Pro Rata by the applicable Distribution Agent for distribution among the other Holders of Claims in such Class. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 90 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 365 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such Claim against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall be distributed to the applicable Distribution Agent for distribution or allocation in accordance with this Plan, free and clear of any Claims of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan to the contrary, pursuant to the terms of the Backstop Commitment Agreement, the Backstop Commitment Premium shall be paid free and clear of any withholding and each Holder of an Allowed Claim otherwise shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the

Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1.	Allowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.	Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.	Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

4.	Deadline to File Objections to Claims

Any objections to Claims shall be Filed by no later than the Claims Objection Deadline; provided that nothing contained herein shall limit the Reorganized Debtors’ right to object to Claims, if any, Filed or amended after the Claims Objection Deadline. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Debtors or the Reorganized Debtors shall continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed. Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Reorganized Debtors shall continue to have the right to amend any claims or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order of the Bankruptcy Court.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim has become an Allowed Claim pursuant to a Final Order.

C.	Distributions on Account of Disputed Claims Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, and (b) on account of previously Allowed Claims of property that would have been distributed to the Holders of such Claim on the dates distributions previously were made to Holders of Allowed Claims in such Class had the Disputed Claims that have become Allowed Claims or Disallowed Claims by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates. Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan. For the avoidance of doubt, but without limiting the terms or conditions of Article VII.B or Paragraph B of this Article VIII, any dividends or other distributions arising from property distributed to holders of Allowed Claims in a Class and paid to such Holders under this Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims in such Class.

D.	Reserve for Disputed Claims

The Debtors, the Reorganized Debtors, and the Distribution Agent may, in their respective sole discretion, establish such appropriate reserves for Disputed Claims in the applicable Class(es) as it determines necessary and appropriate, in each case with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement or as approved by order of the Bankruptcy Court. Without limiting the foregoing, reserves (if any) for Disputed Claims shall equal, as applicable, an amount of Cash or shares of New Equity Interests equal to 100% of distributions to which Holders of Disputed Claims in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims were Allowed Claims in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim and the Claims Bar Date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. This Plan and the Restructuring Documents shall be in form and substance consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement; and

2. The Confirmation Order shall have been entered by the Bankruptcy Court.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1. The Confirmation Order shall have become a Final Order and such order shall not have been amended, modified, vacated, stayed, or reversed;

2. The Confirmation Date shall have occurred;

3. The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order), in form and substance acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

4. This Plan and the Restructuring Documents shall not have been amended or modified other than in a manner in form and substance consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Debtors and the Required Consenting Creditors in the manner set forth in the Plan Support Agreement;

5. The Restructuring Documents shall have been filed, tendered for delivery, and been effectuated or executed by all Entities party thereto (as appropriate), and in each case in full force and effect. All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Exit Facility Loan Agreement and the Backstop Commitment Agreement, shall have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied concurrently with the occurrence of the Effective Date);

6. All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

7. All governmental approvals and consents, including Bankruptcy Court approval, that are applicable and legally required for the consummation of this Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

8. The Debtors shall have received, or concurrently with the occurrence of the Effective Date will receive, at least $50.0 million as contemplated in connection with the Backstop Commitment Agreement and the Rights Offering provided to the Prepetition Noteholders;

9. The New Board shall have been selected;

10. The conditions to the effectiveness of the Exit Facility Credit Agreement shall have been satisfied or waived and the Exit Facility Credit Agreement shall have closed or will close simultaneously with the effectiveness of this Plan;

11. The Plan Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

12. The Carve Out Reserve shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan; and

13. To the extent invoiced, all Ad Hoc Noteholders Committee Fees and Expenses, Prepetition Credit Agreement Agent & Lenders Fees and Expenses, Prepetition Notes Indenture Trustee Fees and Expenses, and Backstop Parties Fees and Expenses shall have been paid in full in Cash or reserved in a manner acceptable to the applicable Required Consenting Creditors (or approved by order of the Bankruptcy Court) to the extent of any disputes related thereto.

C.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived by the Debtors, with the consent of the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to section 1123 of the Bankruptcy Code (and in addition, but solely with respect to Class 4, 5, and 8 Claims, Bankruptcy Rule 9019), and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1. Release by the Debtors. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Article X, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, this Plan, the Plan Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Plan Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

2. Release By Third Parties. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Article X, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of (i) the Debtors, the Chapter 11 Cases, the Disclosure Statement, this Plan, the Plan Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Plan Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) any of the obligations of the Debtors and/or the Reorganized Debtors under this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to this Plan (including, without limitation, the Postpetition Hedge Agreement or assumed pursuant to Final Order of the Bankruptcy Court; (iii) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to this Plan (including, without limitation, the Postpetition Hedge Agreements) or assumed pursuant to Final Order of the Bankruptcy Court; and/or (iv) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Third Party Release; (iii) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (iv) fair, equitable and reasonable; and (v) given and made after due notice and opportunity for hearing.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, including the Plan Support Agreement, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action expressly set forth in and preserved by this Plan; (ii) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (iii) any of the obligations of the Debtors and/or the Reorganized Debtors under this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to this Plan (including, without limitation, the Postpetition Hedge Agreements) or assumed pursuant to Final Order of the Bankruptcy Court, (iv) the rights of any Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan (including, without limitation, the Exit Facility Loan Documents) or assumed pursuant to this Plan (including, without limitation, the Postpetition Hedge Agreements) or assumed pursuant to Final Order of the Bankruptcy Court; and/or (v) any objections with respect to any Professional’s final fee application or accrued Professional Fee Claims in these Chapter 11 Cases; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.	Preservation of Causes of Action

1.	Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

2.	Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final

Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.	Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) WILL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN PROPERTY, UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THIS PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Plan Indemnity

In addition to the matters set forth in this Plan and not by way of limitation thereof, the Reorganized Debtors shall, and the Debtors shall continue to, indemnify and hold harmless all Persons who are or were managers, officers or directors of any of the Debtors at any time on or after the Petition Date on account of and with respect to any Claims (whether or not any Proof of Claim or cure claim has been Filed with respect thereto) or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities threatened or asserted by any Person against any such managers, officers or directors with respect to or based upon, in whole or in part, any act taken or omitted to be taken, or alleged act taken or omitted to be taken, in such capacities on or prior to the Effective Date, irrespective of whether such amounts are owed in connection with a prepetition or postpetition act or omission, but in each case only to the extent that the acts, omissions or alleged acts or omissions of such applicable Person were indemnifiable by the Debtors (whether in the bylaws, certificates of incorporation, charters, operating agreements, board resolutions, employment contracts or otherwise listed on Plan Schedule 1 or Plan Schedule 2). The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court.

K.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan;

11. enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the Indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13. hear and determine all Litigation Claims;

14. enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16. enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Exit Loan Facility shall be dealt with in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of the Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the Prepetition Notes Indenture Trustee and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all material respects with the Plan Term Sheet and otherwise acceptable to the Required Consenting Creditors in the manner set forth in the Plan Support Agreement, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

E.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Entity.

F.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

I.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Fax: (405) 425-8449

Attn: Joseph Evans

Email: joe.evans@chaparralenergy.com

with a copy to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attn: Richard A. Levy

Direct Dial: (312) 876-7692

Fax: (312) 993-9767

Email: richard.levy@lw.com

-and-

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Keith A. Simon

Direct Dial: (212) 906-1372

Fax: (212) 751-4864

Email: keith.simon@lw.com

If to the Ad Hoc Noteholders Committee:

Milbank, Tweed, Hadley & McCloy LLP

Attn: Evan Fleck and Michael Price

28 Liberty Street

New York, NY 10005-1413

Tel:    (212) 530-5000

Fax:    (212) 530-5219

Email: efleck@milbank.com

mprice@milbank.com

If to the Prepetition Credit Agreement Agent:

Vinson & Elkins LLP

Attn: William L. Wallander and Paul E. Heath

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Email: bwallander@velaw.com

pheath@velaw.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Equity Interests or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

L.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

M.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

N.	Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

O.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Prepetition Credit Agreement Agent, the Prepetition Notes Indenture Trustee, the Consenting Creditors, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

Q.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

R.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Dated: December 19, 2016

Respectfully submitted,

CHAPARRAL ENERGY, INC. AND ITS AFFILIATE DEBTORS

By:	/s/
Title:

Exhibit A

Amended/New Organizational Documents

[To Be Filed With Plan Supplement]

Exhibit B

Exit Facility Credit Agreement

[To Be Filed With Plan Supplement]

Exhibit C

Exit Facility Term Sheet

Exhibit C

Chaparral Energy, Inc.

Summary of Terms and Conditions for

$400 Million Senior Secured Revolving Credit Facility and

$150 Million Senior Secured Term Loan Facility

I. Parties

Borrower:	Chaparral Energy, Inc., a Delaware corporation (the “Borrower”).

Guarantors:	All material direct and indirect subsidiaries of the Borrower (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”).

Lead Left Arranger and Bookrunner:	JPMorgan Chase Bank, N.A. (in such capacity, the “Arranger”)

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent” and in its individual capacity, “JPMorgan”).

Lenders:	JPMorgan and the other “Lenders” party to that certain Eighth Restated Credit Agreement dated as of April 12, 2010 among the Borrower, as parent guarantor, the borrowers party thereto and the Administrative Agent, which “Lenders” have approved the Borrower’s plan of reorganization (such approving lenders, collectively, the “Lenders”, such plan of reorganization, the “Plan”, and such existing Credit Agreement, the “Prepetition Credit Agreement”).

II. Facilities

Senior Secured Revolving Credit Facility:

A senior secured first out revolving credit facility (the “Revolving Credit Facility”) in a principal amount up to $400.0 million (the “Aggregate Maximum Credit Amounts” and, the portion of the Aggregate Maximum Credit Amounts allocated to a particular Revolving Lender shall be referred to herein as such Revolving Lender’s “Maximum Credit Amount”), subject to the terms and conditions as further detailed herein.

Availability under the Revolving Credit Facility shall be limited to the total Revolving Commitments of the Revolving Lenders. “Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit under the Revolving Credit Facility, expressed as an amount which shall at any time be the lesser of (a) such Revolving Lender’s Maximum Credit Amount and (b) such Revolving Lender’s applicable percentage of the then effective Borrowing Base (as defined below). The Borrowing Base will be $225.0 million on the Closing Date (as defined below).

The loans made under the Revolving Credit Facility are referred to herein as the “Revolving Loans” and Lenders with commitments under the Revolving Credit Facility are referred to herein as the “Revolving Lenders”.

Senior Secured Term Loan Facility:

A senior secured second out term loan facility (the “Term Loan Facility” and, collectively with the Revolving Facility, the “Facilities”) in a principal amount of $150.0 million which will be deemed funded in a single draw on the Closing Date. Loans under the Term Loan Facility (the “Term Loans” and, collectively with the Revolving Loans, the “Loans”) may not be reborrowed once repaid.

Lenders holding Term Loans are referred to herein as the “Term Lenders”.

At closing, each Lender shall be both a Revolving Lender and a Term Lender, with each such Lender’s ratable percentage of the Revolving Credit Facility being identical to such Lender’s ratable percentage of the Term Loan Facility; provided that following closing Lenders will not be required to maintain such ratable percentages in each of the Facilities.

Purpose:	The Loans shall be used for (a) the deemed restructuring and rearrangement of the loans and other indebtedness under the Prepetition Credit Agreement, (b) working capital and (c) other general corporate purposes.

Maturity Date:	The maturity date shall be the date which is four (4) years after the closing date of the Facilities (such maturity date, the “Maturity Date” and such closing date, the “Closing Date”).

Borrowing Base:

The “Borrowing Base” shall be the loan value (determined in a manner described below) to be assigned to the proved reserves attributable to the Credit Parties’ oil and gas properties located in the United States (the “Borrowing Base Properties”) and evaluated in the most recent reserve report delivered to the Lenders (each, a “Reserve Report”).

The Administrative Agent shall propose to the Lenders a Borrowing Base based upon the information in the Reserve Report and such other information (including, without limitation, the status of title information with respect to the proved oil and gas properties as described in the Reserve Report and the existence of any other debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure of the Credit Parties to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time. The Revolving Lenders will approve or disapprove of such proposed Borrowing Base as set forth below.

Notwithstanding the foregoing sentence, the Borrowing Base as of the Closing Date shall be, and shall remain until the next redetermination or other adjustment thereto pursuant to the Credit Documentation, $225.0 million.

Exhibit C - 2

The Borrowing Base will be redetermined on a semi-annual basis, with the parties having the right to interim unscheduled redeterminations as described below. The Borrowing Base will also be subject to mandatory reductions in connection with title defects and, as more particularly described below, in connection with Triggering Dispositions (as defined below) and the incurrence of unsecured debt. Scheduled redeterminations of the Borrowing Base will occur semi-annually each May 1st and November 1st, beginning May 1st, 2018 based upon the value of the proved reserves reflected in a Reserve Report prepared as of the immediately preceding January 1st and July 1st, respectively and delivered by April 1st and October 1st, respectively. Each January 1st Reserve Report will be prepared by (i) Cawley, Gillespie & Associates, Inc. and/or Ryder Scott or (ii) another independent petroleum engineer reasonably acceptable to the Administrative Agent (each, an “Approved Petroleum Engineer”); provided, that the January 1, 2017 Reserve Report may be prepared by the Borrower with respect to not more than ten percent (10%) of the value of the proved oil and gas properties so long as such portion of the Reserve Report is audited by an Approved Petroleum Engineer. Each July 1st Reserve Report will be prepared internally by the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

Decisions regarding the amount of the Borrowing Base will be made at the sole credit discretion of the Revolving Lenders exercised in good faith. No Revolving Lender shall be deemed to consent to any proposed increase of the Borrowing Base. Increases in the amount of the Borrowing Base will require approval of all Revolving Lenders, and decreases or maintenance of the amount of the Borrowing Base (other than automatic decreases in the Borrowing Base in connection with Triggering Dispositions and the incurrence of unsecured debt as more particularly described below) will require approval of Revolving Lenders holding not less than 66 2/3% of the outstanding Revolving Loans (and participation interests in Letters of Credit) and unfunded Revolving Commitments under the Revolving Credit Facility (the “Required Revolving Lenders”).

The Borrower or the Administrative Agent on its own initiative or at the request of the Required Revolving Lenders, may each request one additional interim unscheduled Borrowing Base redetermination between each scheduled redetermination; provided that none of the Administrative Agent, the Required Revolving Lenders or the Borrower may request an interim unscheduled redetermination prior to the date on which the redetermination of the Borrowing Base scheduled for on or about May 1, 2018 becomes effective.

Security:	The Facilities will be secured by first priority perfected liens and security interests on (a) substantially all personal property of the Credit Parties, including without limitation (i) 100% of the stock, membership or partnership interests of each Guarantor, (ii) all of the Credit Parties’ swap agreements and (iii) all of the Credit Parties’ deposit, securities and commodities accounts (in each case, subject to certain customary

Exhibit C - 3

exceptions and subject to control agreements (subject to customary exceptions for excluded accounts)) and (b) oil and gas properties of the Credit Parties comprising not less than ninety-five percent (95%) of the PV9 value of the Borrowing Base Properties evaluated in the Reserve Reports delivered to the Administrative Agent.

The obligations secured by the security instruments that are part of the Credit Documentation shall include the obligations of the Credit Parties under (a) the Facilities, (b) swap agreements that are entered into with counterparties that are Lenders or affiliates of Lenders at the time of the execution thereof and (c) treasury management agreements with Lenders or affiliates of Lenders, and all such obligations shall be jointly and severally guaranteed by the Guarantors.

Letters of Credit:	Amounts under the Revolving Credit Facility up to $20,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by the Administrative Agent (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one (1) year after the date of issuance and (b) five (5) business days prior to the Maturity Date, provided that any Letter of Credit with a one (1) year tenor may provide for the renewal thereof for additional one (1) year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans) within one (1) business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Revolving Lenders shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Principal Repayment and Term Loan Amortization:

The unpaid principal amount of each Loan shall be repaid in full on the Maturity Date.

The Borrower shall make a scheduled, mandatory principal payment in respect of the Term Loans on the date that is the last day of the first fiscal quarter during which the Closing Date occurs, and on the last day of each fiscal quarter thereafter in the applicable amounts set forth in the table below:

Payment Due Dates	Amount Due on each such Date
The last day of each fiscal quarter ending 3, 6, 9, 12, 15, 18, 21 and 24 months following the Closing Date	$375,000	[1]

The last day of each fiscal quarter ending 27, 30, 33 and 36 months following the Closing Date	$1,125,000

The last day of each fiscal quarter ending 39, 42 and 45 months following the Closing Date	$1,875,000

[1]	First quarterly payment to be ratably adjusted based on the time between the Closing Date and the last day of the first fiscal quarter.

Exhibit C - 4

Optional Prepayments, Commitment Reductions and Mandatory Prepayments:

The definitive financing documentation with respect to the Facilities (the “Credit Documentation”) shall contain the following provisions relating to optional prepayments, commitment reductions and mandatory prepayments:

If a Borrowing Base deficiency exists (i.e. if the outstanding principal amount of Revolving Loans plus Letter of Credit exposure exceeds the Borrowing Base) as the result of a scheduled or interim redetermination of the Borrowing Base or title defects, the Borrower shall, within ten (10) business days of its receipt of a new Borrowing Base notice, elect to, within forty-five (45) days of its receipt of such Borrowing Base notice (a) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) to eliminate such deficiency in six (6) equal consecutive monthly installments, (b) prepay Revolving Loans (and cash collateralize Letters of Credit, as applicable) in one lump sum installment sufficient to eliminate the entire amount of such deficiency and/or (c) provide as collateral additional proved oil and gas properties not evaluated in the most recent Reserve Report that are satisfactory to the Administrative Agent and the Required Revolving Lenders in their sole discretion, or in each case, any combination of the foregoing.

If a Borrowing Base deficiency results from any reduction in the Borrowing Base in connection with any Triggering Disposition or the incurrence of unsecured debt, such deficiency must be eliminated by cash prepayment of Revolving Loans (and cash collateralization of Letters of Credit, as applicable) within one business day following the day on which any Credit Party receives cash proceeds in respect of such Triggering Disposition or unsecured debt.

At any time that Term Loans remain outstanding, (a) 100% of the net cash proceeds received by any Credit Party in respect of any Triggering Disposition and (b) 75% of the net cash proceeds received by any Credit Party in respect of the incurrence of any unsecured debt shall be applied as a mandatory prepayment of the Term Loans; provided that any net cash proceeds of any Triggering Disposition (i) shall be applied first to eliminate any resulting Borrowing Base deficiency as set forth above and (ii) may, with respect to any Triggering Disposition that occurs after the scheduled Borrowing Base redetermination scheduled for on or about May 1, 2018 becomes effective (the “First Scheduled Borrowing Base Date”), in lieu of such mandatory prepayment, be reinvested by the Credit Parties within a certain time frame on customary terms and conditions to be agreed in the Credit Documentation.

Exhibit C - 5

As used herein, “Triggering Disposition” means any sale or other disposition of any Borrowing Base Properties and any termination or other liquidation of any commodity swap agreements if the aggregate Borrowing Base value (as determined by the Administrative Agent in its sole discretion consistent with its customary oil and gas lending criteria as it exists at the particular time) of all such Borrowing Base Properties sold or otherwise disposed of and swap agreements terminated or otherwise liquidated (inclusive of the properties or swap agreements then being sold or liquidated) (a) prior to the First Scheduled Borrowing Base Date, either (i) during any period of six consecutive calendar months, exceeds 5% of the Borrowing Base that was in effect on the first day of such period or (ii) during the period from the Closing Date to the First Scheduled Borrowing Base Date exceeds 10% of the Borrowing Base in effect on the Closing Date or (b) from and after the First Scheduled Borrowing Base Date, during any period between redeterminations of the Borrowing Base, exceeds 5% of the then effective Borrowing Base.

If, as of the last Business Day of any calendar week, cash and cash equivalents held by the Credit Parties minus Excluded Funds (as defined below) exceeds $37,500,000 (such excess amounts, “Excess Cash”), then the Borrower shall prepay the Revolving Loans in the amount of such Excess Cash on the second following business day. Each prepayment of Revolving Loans will be applied as directed by the Borrower, provided that if the Borrower does not provide instructions for the application of such prepayment, such prepayment shall be applied first, ratably to any ABR Loans then outstanding, and, secondly, to any Eurodollar Loans then outstanding, and if more than one Eurodollar Loan is then outstanding, to each such Eurodollar Loan in order of priority beginning with the Eurodollar Loan with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Loan with the most number of days remaining in the Interest Period applicable thereto.

“Excluded Funds” means the sum of (i) checks issued, wires initiated or ACH transfers initiated, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, (ii) cash or cash equivalents of the Credit Parties constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (iii) cash and cash equivalents held in any of the following accounts: (a) accounts designated and used solely for payroll or employee benefits, (b) cash collateral accounts with respect to Letters of Credit, (c) trust accounts held and used exclusively for the payment of taxes of the Credit Parties, and (d) suspense or trust accounts held and used exclusively for royalty and working interest payments owing to third parties and (iv) royalty obligations, working interest obligations, production payments, vendor payments, and severance and ad valorem taxes of the Credit Parties due and owing within 5 Business Days to unaffiliated third parties and for which the Credit Parties will issue checks or initiate wires or ACH transfers within such 5 Business Day period. In the event net cash proceeds received by a Credit Party in connection with any asset sale, casualty event or swap

Exhibit C - 6

termination that are required to be used to make payments under the Credit Agreement are swept as being Excess Cash, then the Borrower shall be deemed to have made any other mandatory prepayment required to be made in respect of such proceeds.

The Borrower may repay the Loans at any time without premium or penalty (other than breakage costs, if applicable, and administrative charges) on three (3) business days’ notice, in the case of Eurodollar Loans (as defined in Annex I attached hereto), or same day notice, in the case of ABR Loans (as defined in Annex I attached hereto), in a minimum principal amount of $1,000,000; provided that, the Borrower may not voluntarily prepay the Term Loans unless the sum of (a) unused Revolving Commitments plus (b) the Credit Parties’ unrestricted cash on hand is not less than $25.0 million at such time and after giving effect to such prepayment.

In no event may the Borrower voluntarily prepay the Revolving Loans in full and terminate the Revolving Commitments unless the Term Loan has been repaid in full or is contemporaneously being repaid in full in connection with such prepayment of the Revolving Loans in full and termination of the Revolving Commitments.

IV. Certain Conditions

Initial Conditions to Closing:

The closing of the Facilities will be subject to satisfaction of the conditions precedent deemed reasonably appropriate by the Administrative Agent and the Lenders for similar financings and mutually agreed with the Borrower including, but not limited to, the following:

(a) The negotiation, execution, and delivery of the Credit Documentation (including security documentation, promissory notes and other usual and customary closing documents, certificates, authorizing resolutions and other documents reasonably satisfactory to the Administrative Agent) for the Facilities;

(b) Receipt by the Borrower of equity proceeds in an amount not less than $50.0 million on terms and conditions reasonably satisfactory to the Administrative Agent;

(c) To the extent invoiced at least 1 Business Day prior to closing, the Lenders, the Arranger and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Closing Date;

(d) Receipt and reasonably satisfactory review of (i) Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Closing Date, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Closing Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections of the Borrower (prepared on a quarterly basis) for five years following the Closing Date;

(e) Receipt and reasonably satisfactory review of the reserve reports (i) dated as of January 1, 2016 prepared by Cawley, Gillespie & Associates, Inc. and Ryder Scott and (ii) dated as of October 1, 2016 prepared

Exhibit C - 7

internally by the Borrower, together with certification by the Borrower as to the accuracy in all material respects, title, and, except as otherwise disclosed, no gas imbalances, take-or-pay or other prepayments, and certain marketing agreements;

(f) Satisfactory title information as reasonably required by the Administrative Agent on at least 90% of the PV9 of the initial Borrowing Base Properties;

(g) Receipt of mortgages and security agreements providing perfected, first priority (subject to mutually agreed and customary exceptions) liens and security interests on substantially all personal property assets of the Borrower and the Guarantors, and not less than 95% of the PV9 of the initial Borrowing Base Properties;

(h) A copy of all applicable corporate approvals, authorizations, consents and approvals of each of the Borrower and the Guarantors necessary to enter into the transactions contemplated hereunder;

(i) All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;

(j) The Administrative Agent shall have received lien search results and be reasonably satisfied that there are no liens and security interests on the Borrower’s and Guarantor’s property other than those being released or which are otherwise permitted;

(k) The Lenders shall have received such legal opinions, including, as applicable, opinions of local counsel (which opinions shall include, among other things, the enforceability of the Loan Documents under applicable local law), documents and other instruments as are customary for transactions of this type or as they may reasonably request;

(l) Receipt of “know your customer” documentation at least 10 days prior to closing;

(m) Reasonably satisfactory review of the legal, corporate, and capital structure of the Borrower and its subsidiaries, upon closing;

(n) No material adverse change from the date hereof until closing (excluding the pendency of the bankruptcy cases);

(o) Confirmation of, and adherence to, the Plan (which shall be reasonably satisfactory to the Administrative Agent);

(p) Reasonable satisfaction of the Administrative Agent with the Confirmation Order and the finality thereof;

(q) The effective date of the Plan shall have occurred and the Administrative Agent shall be reasonably satisfied that the claims or interests in the Credit Parties have been satisfied or otherwise addressed as set forth in the Plan;

(r) After giving effect to closing, the sum of the unused Revolving Commitments and cash on hand shall be not less than $100.0 million;

Exhibit C - 8

(s) The Borrower shall, or shall have caused another Credit Party to, enter into swap or collar agreements to hedge notional amounts of crude oil and natural gas, as applicable, covering not less than, (i) for each calendar month during the calendar year ending December 31, 2017, 80%, (ii) for each calendar month during the calendar year ending December 31, 2018, 60%, and (iii) for each calendar month during the calendar year ending December 31, 2019, 40%, in each case of the reasonably anticipated production of such crude oil and natural gas constituting proved, developed, producing oil and gas properties for such calendar month as such anticipated production is set forth in the most recently delivered Reserve Report; provided that, such swap or collar agreements shall have effective floor prices of not less than eighty-five percent (85%) of the closing contract price for the applicable calendar month as quoted on NYMEX as of the date such swap or collar agreement is entered into; and

(t) Other customary conditions.

On-Going Conditions:	The Closing Date and the making of each extension of credit shall be conditioned upon (a) the making and accuracy in all material respects (without duplication of any materiality qualifier contained therein) of all representations and warranties in the Credit Documentation, (b) there being no default, event of default or Borrowing Base deficiency in existence at the time of, or after giving effect to the making of, such extension of credit, (c) the absence of material litigation implicating such extension of credit and the extension of credit not violating applicable law in any material respect, (d) the Credit Parties shall not have any Excess Cash at such time and such Revolving Loan shall not result in the Credit Parties having any Excess Cash (after giving effect to the use of proceeds of such Loan on or within 3 business days following the date of such borrowing (which use of proceeds shall be certified to by a responsible officer of the Borrower in the applicable borrowing request and which shall be for a purpose other than cash on balance sheet)), and (e) timely receipt of a customary borrowing request (that includes the certification referred to in the foregoing clause (d)).

V. Documentation

General:	The Credit Documentation shall take the form of amendments and restatements of the prepetition loan documents to preserve lien priority, but the Amended and Restated Credit Agreement will be prepared on a 2016 JPMorgan upstream Credit Agreement form and will not be based on the Prepetition Credit Agreement. Such Amended and Restated Credit Agreement will incorporate the terms and conditions outlined herein and such other provisions as are mutually agreed.

Representations and Warranties:	Usual and customary for facilities of this type as mutually agreed (subject to materiality and basket thresholds as mutually agreed) including, without limitation:

a) Organization; Powers

Exhibit C - 9

b) Authority; Enforceability

c) Approvals; No Conflicts

d) Financial Condition; No Material Adverse Change

e) Absence of Material Litigation

f) Environmental Matters

g) Compliance with Laws and Agreements; No Defaults

h) Investment Company Act

i) Taxes

j) ERISA

k) Disclosure; No Material Misstatements

l) Insurance

m) Restrictions on Liens

n) Subsidiaries

o) Location of Business and Offices

p) Properties; Titles, Etc.

q) Maintenance of Properties

r) Gas Imbalances, Prepayments

s) Marketing of Production

t) Swap Agreements and Qualified ECP Counterparty

u) Use of Loans and Letters of Credit

v) Solvency

w) Anti-Corruption Laws and Sanctions

x) Security Instruments

Exhibit C - 10

Affirmative Covenants:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, grace periods and basket thresholds as mutually agreed) including, without limitation:

a) Financial Statements; Other Information

(i)     Concurrently with the delivery of each Reserve Report, the Borrower will provide production reports (prepared on a monthly basis) including volumes, revenue and lease operating expenses attributable to the Borrowing Base Properties for the prior 12 month period.

(ii)    The Borrower’s quarterly consolidated balance sheets and related statements of operations, members’ equity and cash flows, in accordance with GAAP, certified by a senior financial officer, within 45 days after the end of each of the first three fiscal quarters of each year; provided that the public filing of such financial information with the Securities and Exchange Commission shall satisfy the delivery requirement under this clause (ii).

(iii)  The Borrower’s annual consolidated financial statements as described above, in accordance with GAAP, certified by a senior financial officer, within 90 days after the end of each fiscal year and audited by an independent accounting firm of recognized national standing or otherwise reasonably approved by the Administrative Agent; provided that the public filing of such financial information with the Securities and Exchange Commission shall satisfy the delivery requirement under this clause (iii).

(iv) The Borrower’s twelve (12) month cash flow and capital expenditure forecast, within 90 days after the end of each fiscal year.

(v)    Within 45 days after the end of each of the first three fiscal quarters of each year and within 90 days after the end of each fiscal year, the Borrower will provide (i) a compliance certificate of a financial officer (A) certifying to whether a default has occurred, (B) setting forth calculations confirming the Borrower’s compliance with all financial covenants and (C) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date and (ii) a certificate of a financial officer setting forth as of the last business day of such fiscal quarter or fiscal year, all swap agreements of the Credit Parties, the material economic terms thereof, new credit support agreements, any margin required under any credit support agreement, the counterparty of each such swap agreement, and calculations demonstrating compliance with the affirmative hedging covenant hereunder.

(vi)   Other customary reporting requirements including notices of the opening of any deposit account, securities account or commodities account and notices of material asset sales and swap agreement terminations.

b) Notices of Material Events

c) Existence; Conduct of Business

d) Payment of Taxes and other Obligations

Exhibit C - 11

e) Performance of Obligations under the Credit Documentation

f) Operation and Maintenance of Properties

g) Insurance

h) Books and Records; Inspection Rights

i) Compliance with Laws

j) Environmental Matters

k) Further Assurances

l)       Delivery of Reserve Reports as described above in the “Borrowing Base” section (i.e. third party 1/1 report due by 4/1 and internal 7/1 report due by 10/1) along with a customary certificate of a responsible officer in connection therewith, which certificate shall include reasonably detailed calculations demonstrating compliance with the asset coverage covenant tested on the “as of” date of such Reserve Report; provided, that for the avoidance of doubt the reporting requirements set forth in this clause (l) shall commence immediately upon the Closing Date regardless of whether there is a Borrowing Base redetermination scheduled for any particular period.

m)    Delivery of satisfactory title information reasonably required by the Administrative Agent with respect to not less than 90% of the PV9 value of the oil and gas properties evaluated by the most recent Reserve Report

n) Additional Collateral; Additional Guarantors; Delivery of Account Control Agreements

o) ERISA Compliance

p) Maintenance of all Deposit Accounts with Lenders

q) Commodity Exchange Act Keepwell

Financial Covenants:	The Credit Documentation will contain the following financial covenants:

Leverage Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs, a ratio of total debt of the Credit Parties on such date (excluding non-cash obligations under the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 815 and accounts payable not delinquent or greater than ninety (90) days past the date of invoice) to EBITDAX (as defined below) for the Reference Period (as defined below) ending on such date of not less than 3.50 to 1.00.

Exhibit C - 12

Current Ratio: The Borrower will maintain on a consolidated basis, as of the last day of any fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs, a current ratio (as defined below) of not less than 1.00 to 1.00.

Asset Coverage Ratio. The Credit Parties’ ratio of (a) Total Proved PV10 to (b) (i) the aggregate principal amount of the outstanding Loans under the Facilities minus (ii) the amount of the Credit Parties’ unrestricted cash on hand at such time (up to, in the case of this clause (ii), a maximum of $37,500,000) shall not be less than 1.35 to 1.00 as of each January 1 and July 1 of each year, commencing with the first such date after the Closing Date.

Minimum Liquidity. The Borrower shall not permit the sum of (a) unused Revolving Commitments plus (b) the Credit Parties’ unrestricted cash on hand to be less than $25,000,000 as of the last day of each fiscal quarter, commencing with the fiscal quarter during which the Closing Date occurs.

EBITDAX:	The term “EBITDAX” means, for any period, the sum of Consolidated Net Income (as defined below) for such period and the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income and franchise taxes, depreciation, depletion, amortization, exploration expenses and other non-cash charges (including non-cash losses resulting from mark-to-market in respect of swap agreements), losses from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and actual fees and transaction costs incurred by the Credit Parties in connection with the bankruptcy cases and the Facilities, minus all gains from asset dispositions (other than hydrocarbons produced in the ordinary course of business) and all non-cash income, in each case added to Consolidated Net Income; provided that for the purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period the Credit Parties shall have made a material disposition or material acquisition (with materiality thresholds to be mutually agreed in the Credit Documentation), EBITDAX (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such disposition or acquisition by the Credit Parties occurred on the first day of such Reference Period with such pro forma adjustments being determined in good faith by a financial officer of the Borrower and reasonably acceptable to the Administrative Agent.

Consolidated Net Income:	The term “Consolidated Net Income” means with respect to the Credit Parties, for any period, the aggregate of the net income (or loss) of the Credit Parties after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which any Credit Party has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Credit Parties in accordance with GAAP), except to the extent of the amount of dividends or

Exhibit C - 13

distributions actually paid in cash during such period by such other Person to any Credit Party; (b) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs.

Current Ratio:	The term “current ratio” means consolidated current assets (excluding non-cash assets under ASC 815 and ASC 410 but including unused Revolving Commitments to the extent the conditions to borrowing would be able to be met at such time) of the Credit Parties divided by consolidated current liabilities (excluding non-cash obligations under ASC 815 and ASC 410) of the Credit Parties; provided, however, that the current maturities of long term debt (including the Loans) and non-cash liabilities recorded in connection with stock-based or similar incentive based compensation awards or arrangements shall not be considered consolidated current liabilities for purposes of this ratio.

Total Proved PV10:	The term “Total Proved PV10” means, as of any date of determination, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower’s and the Guarantors’ collective interest in its proved oil and gas properties during the remaining expected economic lives of such oil and gas properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such oil and gas properties, (b) the pricing assumptions used in determining Total Proved PV10 for any oil and gas properties shall be based upon the 90-day average NYMEX strip pricing, adjusted in a manner reasonably acceptable to Administrative Agent to reflect the Borrower’s and the Guarantors’ swap agreements then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to the Administrative Agent, and (d) Total Proved PV10 shall be calculated using the reserve engineering information contained in the Reserve Report with an “as of” date that is the same as the applicable asset coverage test date; provided, however, that for purposes of the calculation of Total Proved PV10, no more than 40% of the Total Proved PV10 shall be attributable to oil and gas properties described in the Reserve Report that constitute proved developed nonproducing reserves and proved undeveloped reserves.

Negative Covenants:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, grace periods and basket thresholds as mutually agreed) including, without limitation:

a) Limitations on Debt; with allowances for unsecured indebtedness; provided that (i) the Credit Parties shall be in pro forma compliance with all financial covenants after giving effect to any such incurrence of debt, (ii) so long as any Term Loans remain outstanding, 75% of the net cash

Exhibit C - 14

proceeds of such debt shall be used to prepay Term Loans, (iii) the Borrowing Base shall be automatically reduced on the issue date by an amount equal to 25% of the principal amount of such unsecured debt; provided that, in the case of this clause (iii), no such reduction shall occur with respect to unsecured debt issued to repay, refinance or replace the Term Loans or other unsecured debt then existing, up to the principal amount of such refinanced Term Loans or other unsecured debt, (iv) such unsecured debt shall not provide for any amortization of principal or any scheduled or mandatory prepayments or redemptions on any date prior to 180 days after the Maturity Date (other than customary high yield indenture provisions requiring offers to repurchase in connection with asset sales or any change of control), (iv) such unsecured debt shall have a scheduled maturity date that is no earlier than 180 days after the Maturity Date, (v) no financial ratio covenant, negative covenant or event of default pertaining to such unsecured debt shall be more onerous than those contained in the Credit Documentation, and (vi) both immediately before and immediately after giving effect to the incurrence of any such unsecured debt, no Event of Default or Borrowing Base deficiency shall exist after giving effect to any automatic reduction in the Borrowing Base and any concurrent repayment of other debt with the proceeds of such incurrence.

b)	Limitations on Liens

c)	Limitations on Restricted Payments

d)	Limitations on Investments, Loans and Advances

e)	Nature of Business; No International Operations

f)	Limitation on Operating Leases

g)	Proceeds of Loans

h)	ERISA Compliance

i)	Sale or Discount of Receivables

j)	Mergers, Etc.

k)	Limitations on Sale of Properties and Termination of Swap Agreements, with allowance for the sale of Borrowing Base Properties and termination of commodity swap agreements provided that (i) upon any Triggering Disposition, the Borrowing Base shall be automatically reduced by the Borrowing Base value (as determined by the Administrative Agent and approved by the Required Revolving Lenders in each case in their sole discretion and consistent with their respective customary oil and gas lending criteria as it exists at the particular time) of the Borrowing Base Properties sold and/or swap agreements terminated, as applicable, (ii) no default, Event of Default or Borrowing Base deficiency shall exist or otherwise result from such sale or termination (including after giving

Exhibit C - 15

effect to any reduction in the Borrowing Base referred to in clause (i) above), and (iii) the consideration received by the Credit Parties in respect of such sale or termination shall be not less than 85% cash and not less than fair market value.

	l)	Environmental Matters

	m)	Transactions with Affiliates

	n)	Subsidiaries

	o)	Negative Pledge Agreements; Dividend Restrictions

	p)	Gas Imbalances, Take-or-Pay or Other Prepayments

	q)	Limitations on Swap Agreements (as described below)

	r)	Amendments of Organizational Documents

	s)	Changes in Fiscal Year

	t)	Marketing Activities

	u)	Non-Qualified ECP Guarantors

	v)	Holding Company covenant for the Borrower
Limitations on Commodity Swap Agreements:	Limitations on commodity swap arrangements include:
	☐	Limited to 60 months in duration.
☐

Notional volumes of not more than, at the time such swap agreement is entered into, (a) for each calendar month during the period of the first 24 consecutive full calendar months following the date such swap agreement is entered into (the “Initial Test Period”), 90% and (b) for each calendar month during the 36 month period following Initial Test Period, 80%, in each case, of reasonably anticipated production from proved reserves of crude oil, natural gas and natural gas liquids (calculated separately) for each calendar month during the five year period following such test date, as set forth in the most recently delivered Reserve Report. If, after the end of any calendar quarter, commencing with the first full calendar quarter ending after the Closing Date, the Borrower determines that the aggregate weighted average of the notional volumes of all swap agreements in respect of commodities for such calendar quarter (other than basis differential swaps on volumes already hedged pursuant to other swap agreements) exceeded 100% of actual production of hydrocarbons in such calendar quarter, then the Borrower (i) shall promptly notify the Administrative Agent of such determination and (ii) shall, within 45 days of such determination, terminate (only to the extent such terminations are permitted pursuant to the asset sale and hedge unwind negative covenant), create off-setting positions, or otherwise unwind or monetize (only to the extent such unwinds or

Exhibit C - 16

monetizations are permitted pursuant to the asset sale and hedge unwind covenant) existing swap agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production for the then-current and any succeeding calendar quarters.

	☐	The hedge provider must be a Lender (or affiliate of a Lender) or an unsecured counterparty with minimum A3 or A- ratings.

	☐	All purchased put options or price floors for hydrocarbons shall be excluded for purposes of the foregoing volume limitations on commodity swaps.

Events of Default:	Usual and customary for facilities of this type as mutually agreed (subject to materiality, cure periods and basket thresholds as mutually agreed) including, without limitation:

	a)	Nonpayment of principal or a reimbursement obligation owing under the Credit Documentation when due

	b)	Nonpayment of interest, fees or other amounts within three Business Days of due date

	c)	Material inaccuracy of a representation or warranty

	d)	Violation of negative covenants and certain affirmative covenants with no cure period

	e)	Violation of other covenants, conditions or agreements with 30-day cure period after the occurrence thereof

	f)	Cross-default to indebtedness and swap obligations in excess of $10.0 million

	g)	Bankruptcy events

	h)	Judgment defaults

	i)	Actual (or asserted by any Credit Party) invalidity of any Credit Documentation or non-perfection of any security interest in respect of collateral with an individual fair market value in excess of $1,000,000 or an aggregate fair market value in excess of $2,000,000.

	j)	ERISA event

	k)	Change of control (including any “change of control” as defined in any documents pertaining to any unsecured debt that the Credit Parties may incur from time to time)

Exhibit C - 17

Waterfall:	All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Revolving Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, and secured swap obligations;

(v) fifth, to payment of principal outstanding on the Term Loans;

(vi) sixth, pro rata to any other indebtedness and other obligations secured by the Credit Documentation;

(vii) seventh, to serve as cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure; and

(viii) eighth, any excess, after all of the indebtedness and other obligations secured by the Credit Documentation shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by any governmental requirement.

Voting:

Except as otherwise expressly provided, waivers and amendments to be subject to the approval of Lenders holding a majority (>50%) of the aggregate amount of the Loans, participations in Letters of Credit and unused Revolving Commitments under the Revolving Facility (the “Majority Lenders”). Decreases and reaffirmations of the Borrowing Base and postponements of any Borrowing Base redetermination to be subject to the approval of the Required Revolving Lenders. The consent of all Revolving Lenders will be required for increases in the Borrowing Base and amendments to Borrowing Base provisions that result in an increase in the Borrowing Base.

The consent of all Lenders affected thereby will be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest (other than waiver of default interest) or fees, and (c) extensions of scheduled maturities or times for payment; and

The consent of all Lenders will be required with respect to (a) modifications to the voting percentages and pro rata provisions, (b) releases of all or substantially all of the value of the collateral or guarantees (other than in connection with transactions permitted pursuant to the financing documentation), (c) changes to the description of the obligations secured or the priority of payments after an event of default and (d) certain other customary 100% vote amendments.

Assignments and Participations:	Usual and customary as mutually agreed

Exhibit C - 18

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	Usual and customary with customary exceptions as mutually agreed

Governing Law:	State of New York

EU Bail-In Provisions:	Usual and customary

Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

Exhibit C - 19

ANNEX I to EXHIBIT A

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the Alternate Base Rate plus the Applicable Margin or (b) the Adjusted LIBO Rate, plus the Applicable Margin.

As used herein:

“Alternate Base Rate” means the highest of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% and (c) the Adjusted LIBO Rate applicable for an interest period of one month plus 1.00%.

“Adjusted LIBO Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months appearing on LIBOR01 Page published by Reuters; provided that if the Adjusted LIBO Rate is at any time less than zero, the Adjusted LIBO Rate shall be deemed to be zero. Solely with respect to Term Loans, there shall be a LIBOR floor of 1.0%-.

The “Applicable Margin” and “Commitment Fee”, for purposes of determining the applicable interest rate for Revolving Loans, will be determined based upon the Borrowing Base Utilization (as defined below) then being utilized, as follows:

Borrowing Base Utilization	≤25%	>25% and ≤50%	>50% and ≤75%	>75% and ≤90%	>90%
LIBOR Margin	3.00%	3.25%	3.50%	3.75%	4.00%
ABR Margin	2.00%	2.25%	2.50%	2.75%	3.00%
Commitment Fee	.500%	.500%	.500%	.500%	.500%

The “Applicable Margin” for Term Loans will be 7.75% for Eurodollar Loans and 6.75% for ABR Loans.

“Borrowing Base Utilization” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the principal amount of Revolving Loans and the Letters of Credit outstanding on such day, and the denominator of which is the Borrowing Base in effect on such day.

Annex 1 - 1

“ABR Loans” means Loans bearing interest based upon the Alternate Base Rate.

“Eurodollar Loans” means Loans bearing interest based upon the Adjusted LIBO Rate.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate per annum set forth above on the average daily unused portion of the Borrowing Base, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower shall pay a fee on the face amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility. Such fee shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee in an amount equal to 0.125% per annum on average daily face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Upfront Fees:	Payable on the Closing Date for the benefit of the Lenders in an amount for each such Lender equal to the sum of (a) 0.50% of such Lender’s final allocated commitment to the initial Borrowing Base on the Closing Date and (b) 0.50% of such Lender’s final allocated share of the Term Loans on the Closing Date.

Default Rate:	If (a) an Event of Default is continuing as a result of the failure of the Borrower to pay any principal of or interest on any Loan or any fee or other amount payable by the Credit Parties under the Credit Documentation, whether at stated maturity, upon acceleration or otherwise, or upon a bankruptcy event of default, the overdue amount shall automatically bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans (including the Applicable Margin) and (b) any other Event of Default is continuing under the Facilities and the Majority Lenders so elect, then all outstanding Loans or any other fee or other amount payable by the Credit Parties under the Credit Documentation that is not paid when due, whether at stated maturity, upon

Annex 1 - 2

acceleration or otherwise, and including any payments in respect of a Borrowing Base deficiency, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans (including the Applicable Margin).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex 1 - 3

Exhibit D

New Registration Rights Agreement

[To Be Filed With Plan Supplement]

Exhibit E

New Registration Rights Term Sheet

Registration Rights Agreement Term Sheet

This Registration Rights Agreement Term Sheet summarizes the material terms and conditions of the Registration Rights Agreement (“Agreement”) described in the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”). The Agreement will be entered into on the effective date of the Plan (the “Plan Effective Date”) by Chaparral Energy, Inc. (the “Company”) and any Holder (as defined below). All capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Registrable Securities

“Registrable Securities” are (a) all shares of Class A common stock, par value $0.01 per share (“Class A Shares”) and Class B common stock, par value $0.01 per share (“Class B Shares” and, together with the Class A Shares, the “Common Stock”), of the Company issued and shares of the Class A Shares issuable pursuant to the exercise of the Warrants (“Warrant Shares”) acquired by a Holder pursuant to the Plan and any additional Common Stock or Warrant Shares acquired by such Holder in open market or other purchases after the date that a registration statement filed pursuant to the Agreement is first declared effective by the Securities and Exchange Commission (the “Commission” and such date, the “Registration Effective Date”) and (b) any additional Common Stock or Warrant Shares paid, issued or distributed in respect of any such shares or Warrants by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such Common Stock or Warrant Shares will have been converted or exchanged; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (x) the date on which such securities are disposed of pursuant to an effective registration statement; (y) the date on which such securities are disposed of pursuant to Rule 144 (or any similar provision then in effect) promulgated under the Securities Act of 1933, as amended; and (z) the date on which such Registrable Securities cease to be outstanding.

“Initial Registrable Securities Number” is the aggregate number of Registrable Securities (including Warrant Shares) beneficially owned by all signatories to the Agreement other than the Company (the “Holders” and each a “Holder”).

Initial Shelf Registration Statement

The Company will file a shelf registration statement on Form S-1 (or Form S-3, if available) (the “Initial Shelf Registration Statement”) with the Commission on or prior to the [●] day following the Plan Effective Date.

The Company will use its reasonable best efforts to cause the Initial Shelf Registration Statement to be declared effective by the Commission and use its reasonable best efforts to keep such Initial Shelf Registration Statement continuously effective until the earlier of (i) the date the Company (A) is eligible to register the Registrable Securities for resale by the Holders on Form S-3 or is a Smaller Reporting Company eligible to incorporate by reference pursuant to Item 12(b) of Form S-1 and (B) has filed such Registration Statement mentioned in clause (A) with the Commission and such Registration Statement has been declared effective; and (ii) the date that all Registrable Securities covered by the Initial Shelf Registration Statement shall cease to be Registrable Securities (such earlier date the “Initial Shelf Expiration Date”).

So long as the Initial Shelf Registration Statement is on Form S-1, (i) the Company will file any supplements to the prospectus or post-effective amendments required to be filed by applicable law in order to incorporate into such prospectus any Current Reports on Form 8-K necessary or required to be filed by applicable law, any Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed by the Company with the

Commission or any other information necessary so that (i) the Initial Shelf Registration Statement shall not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading and (ii) the Company complies with its obligations under Item 512(a)(1) of Regulation S-K.

Subsequent Shelf Registration Statements on Form S-3	For so long as any Registrable Securities remain outstanding, the Company will (i) use its best efforts to become eligible and maintain such eligibility to register the Registrable Securities on Form S-3 (“S-3 Shelf Registration Statement”) and meet the requirements of General Instruction VII of Form S-1 after the Initial Shelf Expiration Date, (ii) use its best efforts to cause any S-3 Shelf Registration Statement to be declared effective by the Commission and (iii) use its best efforts to keep such S-3 Shelf Registration Statement continuously effective until all Registrable Securities covered by the S-3 Shelf Registration Statement have been sold.

Demand Registration

At any time and from time to time on or following the Plan Effective Date, any Holder or group of Holders may request in writing (“Demand Registration Request”) that the Company effect the registration of all or part of such Holder’s or Holders’ Registrable Securities with the Commission. The Company will file a registration statement covering such Holder’s or Holders’ Registrable Securities requested to be registered, and will use its reasonable best efforts to cause such registration statement to be declared effective as promptly as practicable after receipt of such request. The Company is not required to file a registration statement pursuant to a Demand Registration Request:

(A)   unless the number of Registrable Securities requested to be registered on such registration statement equals at least 20% of the Initial Registrable Securities Number;

(B)   if the Registrable Securities requested to be registered are already covered by an existing and effective registration statement and such registration statement may be utilized for the offering and sale of the Registrable Securities requested to be registered;

(C)   if a registration statement filed by the Company pursuant to the registration rights agreement shall have previously been initially declared effective by the Commission within the one hundred twenty (120) days preceding the date of such Demand Registration Request is made; and

(D)   if the number of Demand Registration Requests previously made pursuant to the Agreement equals five (5); provided that a Demand Registration Request will not be considered made for purposes of this clause (C) unless the requested registration statement has been declared effective by the Commission.

Underwritten “Takedown” & Redemption of Class B Shares

Upon the demand of one or more Holders holding, collectively, at least 20% of the Initial Registrable Securities Number, the Company will facilitate an underwritten “takedown” of Registrable Securities (such offering an “Underwritten Offering”).

The Holders of a majority of the Registrable Securities in an Underwritten Offering, with the consent of the Company, which consent may not be unreasonably delayed or withheld, will select one or more investment banking firms to be the managing underwriter or underwriters. The Company will cause at least one (1) executive officer and its Chief Financial Officer and/or Chief Accounting Officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, that the Company will have no obligation to participate in more than two (2) “road shows” in any twelve (12)-month period and such participation will not unreasonably interfere with the business operations of the Company.

If such managing underwriter or underwriters advises the Company that there is an insufficient number of Class A Shares being offered to successfully consummate the “takedown” and create sufficient liquidity for optimal trading of the shares, Holders representing 20% of the Class B Shares may instruct the Company to issue Class A Shares in such Underwritten Offering and use the proceeds of such sale to redeem the Class B Shares pro rata among all holders of Class B Shares at a purchase price equal to the public offering price paid by the underwriters of the Class A Shares in the Underwritten Offering minus any underwriting fees or discounts payable on such shares actually paid by any other selling shareholders (a “Class B redemption”). In connection with any Class B Redemption, any Holder of Class B Shares may elect to have redeemed a number of Class B shares in excess of their pro rata share.

The Company will not be required to undertake an Underwritten Offering if the number of Underwritten Offerings previously made in the immediately preceding twelve (12) month period shall exceed [●].

The Company will pay the underwriting fees and discounts in connection with any Underwritten Offering.

Grace Periods	After a registration statement has been declared effective by the Commission, the Company may postpone the filing or effectiveness of, or suspend the use of, a registration statement if it will materially adversely affect any bona fide material financing or any material transaction of the Company, result in the disclosure of material non-public information that would otherwise not be publicly disclosed and the Company may delay the disclosure of such material non-public information (such period a “Grace Period”). Grace Periods are limited to an aggregate of 60 days during any 365 day period and a maximum of 45 days for any one Grace Period.

Piggyback Registration

If at any time, and from time to time, the Company proposes to

(A)   file a registration statement under the Securities Act with respect to an Underwritten Offering of any class of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company; or

(B)   conduct an underwritten offering constituting a “takedown” of a class of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company registered under a shelf registration statement previously filed by the Company, the Company will give written notice (the “Piggyback Notice”) of such proposed filing or underwritten offering to the Holders at least twenty (20) business days before the anticipated filing date and will offer the Holders the opportunity to register such amount of Registrable Securities as each Holder may request on the same terms and conditions as the registration of the other securities of the Company securities included in such proposed filing or underwritten offering, as the case may be (a “Piggyback Offering”).

If the managing underwriter or underwriters of such underwritten offering advises the Company and the selling Holders in writing that, in its view, the total amount of securities that the Company, such Holders and any other holders entitled to participate in such offering (“Other Holders”) propose to include in such offering is such as to adversely affect the success of such underwritten offering, then:

(A)   if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (i) first, all securities to be offered by the Company; (ii) second, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders; and (iii) third, up to the full amount of securities requested to be included in such Piggyback Offering by all Other Holders;

(B)   if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights (including pursuant to a Demand Registration Request), the Company will include in such registration: (i) first, all securities of the Other Holder exercising “demand” rights (including pursuant to a Demand Registration Request) requested to be included therein; (ii) second, up to the full amount of securities proposed to be included in the registration by the Company; and (C) third, up to the full amount of securities requested to be included in such Piggyback Offering by the Holders and any Other Holders entitled to participate therein, allocated pro rata among such Holders and Other Holders on the basis of the amount of securities requested to be included therein by each such Holder or Other Holder.

Full Cooperation	Holders will fully cooperate with the Company in connection with the Company’s obligations under the Agreement, including by providing any such information reasonably requested by the Company in connection therewith.

Lock Up Provisions	Each Holder of the Common Stock of the Company will agree to enter into a customary lock-up agreement with the underwriter(s) in connection with any underwritten offerings by the Holders or the Company (irrespective of whether any Holder participates in such underwritten offering) providing such Holder will not effect any public sale or distribution of Registrable Securities for a period of seventy-five (75) days (or such lesser period as may be required to complete the offering) beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering, unless otherwise agreed to by the managing underwriter(s) for any such underwritten offering, provided that the Company and the Company’s directors and executive officers have also entered into such lock-up agreements with the underwriter(s) at the time of such underwritten offering.

Lock Up Provisions in Company Charter	The Company’s charter will contain a lock-up provision requiring the Company to implement a lock up of any Holder of 2% or more of the Common Stock of the Company at any time, and for the same duration, that a lock up under the Agreement is effected.

Transfer of Registration Rights	In connection with the sale of “restricted” Registrable Securities, any Holder may freely assign its rights under the Agreement, subject to certain customary conditions, provided that (a) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned, (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such original Holder under the Agreement and (c) the transferor or assignor is not relieved of any obligations or liabilities under the Agreement arising out of events occurring prior to such transfer.

Fees and Expenses	The Company will pay all expenses incident to the Company’s performance under or compliance with the Agreement to effect the registration of the Registrable Securities. The Company will pay the fees and disbursements of one legal counsel to the Holders as well as any local counsel to the Holders (each such counsel to be selected by a majority of the Holders of Registrable Securities), retained in connection with any Demand Registration Right or underwritten offering by the Holders pursuant to its rights under the Agreement (including the filing or amendment of any registration statement, prospectus or free writing prospectus in connection therewith).

Indemnification	The Agreement will contain customary indemnification provisions for the benefit of the Company, the Holders and underwriters.

Limitation on Subsequent Registration Rights	Company shall not, without prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for a period of two (2) years from the Plan Effective Date.

Governing Law	New York.

Exhibit F

New Stockholders Agreement

[To Be Filed With Plan Supplement]

Exhibit G

Plan Term Sheet

CHAPARRAL ENERGY, INC.

PLAN TERM SHEET

December 15, 2016

THIS TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS, AND DEFENSES OF THE LENDERS, DEBTORS, AND ANY CREDITOR PARTY. THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTATION, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION, AND EXECUTION.

SUMMARY OF PRINCIPAL TERMS

OF PROPOSED RESTRUCTURING TRANSACTION

This term sheet (the “Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of Chaparral Energy, Inc. (“Chaparral Parent”) and each direct and indirect subsidiary of Chaparral Parent (each, a “Chaparral Party”, and collectively, the “Chaparral Parties” or the “Company”). This Term Sheet is the “Plan Term Sheet” referenced as Exhibit A in that certain Plan Support Agreement, dated as of December 15, 2016 (as the same may be amended, modified, or supplemented, the “Support Agreement”), by and among the Company, the Consenting Prepetition Lenders party thereto, and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Term Sheet have the meanings given to such terms in the Support Agreement. Subject to the Support Agreement, the Transaction will be implemented pursuant to the Plan and the other Definitive Documentation.

The Transaction contemplates, among other things, (i) the Chaparral Parties’ filing of and solicitation of acceptances for a joint chapter 11 plan of reorganization (the “Plan”) on the terms and conditions set forth herein, (ii) the consensual use of cash collateral during the Chapter 11 Cases on the terms and conditions set forth in the Support Agreement, (iii) a $50 million rights offering (the “Unsecured Notes Rights Offering”) to be backstopped by certain Consenting Noteholders (in their capacity as such, the “Backstop Parties”), on the terms and conditions set forth in the Backstop Commitment Agreement attached to the Support Agreement as Exhibit C, and in accordance with the rights offering procedures attached as an exhibit to the Backstop Commitment Agreement (the “Rights

Offering Procedures”), (iv) a concurrent rights offering for holders of General Unsecured Claims (as defined below), on the terms and conditions described below (the “GUC Rights Offering” and together with the Unsecured Notes Rights Offering, the “Rights Offerings”), and (v) a new reserve-based lending facility to be provided by the Prepetition Lenders on terms and conditions consistent with the term sheet attached to the Support Agreement as Exhibit D (the “Exit Facility Term Sheet”).

PREPETITION FUNDED INDEBTEDNESS

Prepetition Credit Agreement

As of the Petition Date, approximately $550,000,000 in principal amount remained outstanding under that certain Eighth Restated Credit Agreement, dated as of April 12, 2010 (as the same may be amended, modified, or supplemented, the “Prepetition Credit Agreement”), among Chaparral Parent, certain subsidiaries of Chaparral Parent party thereto, the lenders party thereto from time to time (the “Prepetition Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and parties party thereto.

“Prepetition Credit Agreement Claims” means any claims arising under or in connection with the Prepetition Credit Agreement, including without limitation, all principal, interest, fees, expenses, and other amounts payable thereunder.

As of the date hereof, the outstanding principal amount of the Prepetition Credit Agreement Claims is not less than $444,439,906.92.[1]

Unsecured Notes

As of the Petition Date, approximately $1,207,955,000 in principal amount and $59,455,334 in accrued and unpaid interest remained outstanding, in the aggregate, on account of the Company’s 2020 Notes, 2021 Notes, and 2022 Notes (collectively, the “Unsecured Notes”).

“2020 Notes” means the 9.875% Senior Notes due 2020 issued by Chaparral Parent, pursuant to that certain Indenture, dated as of September 16, 2010, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $298,000,000 in principal amount and $17,981,122 in accrued and unpaid interest remained outstanding on account of the 2020 Notes.

“2021 Notes” means the 8.25% Senior Notes due 2021 by Chaparral Parent, pursuant to that certain Indenture, dated as of February 22, 2011, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $384,045,000 in principal amount and $22,092,238 in accrued and unpaid interest remained outstanding on account of the 2021 Notes.

[1]	In addition, there are outstanding letters of credit in an aggregate amount of $828,000.

“2022 Notes” means the 7.625% Senior Notes due 2022 by Chaparral Parent, pursuant to that certain Indenture, dated as of May 2, 2012, among Chaparral Parent, the guarantors named therein or party thereto, and Wilmington Savings Fund Society, FSB (as successor to Wells Fargo Bank, National Association), as trustee. As of the Petition Date, approximately $525,910,000 in principal amount and $19,381,974 in accrued and unpaid interest remained outstanding on account of the 2022 Notes.

“Unsecured Notes Claims” means any claims arising under or in connection with the Unsecured Notes and the Indentures, including without limitation, all principal, interest, fees, expenses, and other amounts payable thereunder.

TREATMENT OF CLAIMS AND INTERESTS

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date (as defined below) by holders of claims against, and interests in, the Company pursuant to the Plan.

Administrative, Priority, and Tax Claims	Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Prepetition Credit Agreement Claims	On the Plan Effective Date, the Prepetition Credit Agreement Claims shall be restructured and rearranged in their entirety pursuant to the Exit Credit Facility and each holder of a Prepetition Credit Agreement Claim shall receive: (a) its pro rata share of (i) the loans contemplated under the Exit Facility Term Sheet (the “Exit Facility Loans”), consistent with the terms and conditions set forth on the Exit Facility Term Sheet and (ii) to the extent the Prepetition Credit Agreement Claims of such holders exceed the Exit Facility Loans, cash sufficient to satisfy the remainder; or (b) such other treatment as may be mutually agreed among the Chaparral Parties, the Required Consenting Noteholders, and the Consenting Prepetition Lenders (i) holding at least 66 2/3% in principal amount of the Prepetition Credit Agreement Claims and (ii) that constitute at least half in number of the Prepetition Lenders. Without affecting any additional liens required by the Exit Facility Term Sheet, all liens securing the Prepetition Credit Agreement Claims shall secure the Exit Facility Loans on and after the Plan Effective Date and (i) remain attached to the Debtors’ assets and (ii) not be impaired, discharged, or released by the Plan.

Other Secured Claims	Each holder of an allowed secured claim (other than a priority tax claim or Prepetition Credit Agreement Claim) shall receive (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder’s claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other treatment as may otherwise be agreed to by such holder, the Required Consenting Creditors, and the Company.

Unsecured Notes Claims	Each holder of an allowed Unsecured Notes Claim shall receive:

	(a)	its pro rata share of 100% of the ownership interests in reorganized Chaparral Parent, subject to dilution by the Management Incentive Plan (as defined below), the Rights Offerings, the Commitment Premium (as defined in the Backstop Commitment Agreement), and any issuances pursuant to the Retirement Agreement and General Release and consulting agreements described below (the “New Common Equity Pool”) based on the face amount of its allowed Unsecured Notes Claim as a percentage of the aggregate face amount of all allowed Unsecured Notes Claims and allowed General Unsecured Claims as of the Plan Effective Date; and

	(b)	the right to participate in the Unsecured Notes Rights Offering.

General Unsecured Claims	Each holder of an allowed General Unsecured Claim[2] in an amount in excess of the Maximum Convenience Class Claims Amount (as defined below) shall receive, at its election, either:

	(a)	(1) its pro rata share of the New Common Equity Pool based on the face amount of its allowed General Unsecured Claim as a percentage of the aggregate face amount of all allowed Unsecured Notes Claims and General Unsecured Claims as of the Plan Effective Date[3] and (2) the right to participate in the GUC Rights Offering; or

	(b)	Convenience Class Treatment (as described below).

Convenience Class Treatment	Each holder of an allowed General Unsecured Claim (other than a Litigation Claim) with a face amount of $100,000 (the “Maximum Convenience Class Claims Amount”) or less shall receive a cash payment in an amount equal to the allowed amount of its General Unsecured Claim, in full and final satisfaction of its General Unsecured Claim. Any holder of an allowed General Unsecured Claim in excess of the Maximum Convenience Class Claims Amount may elect Convenience Class Treatment, in which case each holder making such an election shall be deemed to have waived such portion of its allowed General Unsecured Claim that exceeds the Maximum Convenience Class Claims Amount and receive only cash equal to the Maximum Convenience Class Claims Amount and not be entitled to receive any New Equity Interests or participate in the GUC Rights Offering.

Litigation Claims	The Company shall propose to settle all claims asserted in the Chapter 11 Cases in connection with the Debtors’ alleged failure to properly report,

[2]	For the avoidance of doubt, the term “General Unsecured Claim” excludes the Unsecured Notes Claims.
[3]

To the extent a holder’s General Unsecured Claim becomes an allowed General Unsecured Claim after the Plan Effective Date, such holder shall receive New Common Equity Interests in an amount equal to the amount such holder would have received had such holder’s General Unsecured Claim been an allowed General Unsecured Claim as of the Plan Effective Date (assuming all distributions on account of such claim had been made on the Plan Effective Date).

account for, and distribute royalty interest payments to owners of mineral interests in the State of Oklahoma, including the civil class action lawsuit pending before the United States District Court for the Western District of Oklahoma, captioned Naylor Farms, Inc. & Harrel’s LLC, v. Chaparral Energy, LLC, Case No. 5-11-cv-00634-HE (collectively, the “Litigation Claims”) pursuant to the Proposed Litigation Settlement (as defined below, and together with any other settlement on terms and conditions acceptable to the Required Consenting Noteholders and the Company, and reasonably acceptable to the Required Consenting Prepetition Lenders, the “Litigation Settlement”). The amount and form of any consideration proposed to be provided under any Litigation Settlement (other than the Proposed Litigation Settlement) shall be determined by the Required Consenting Noteholders and with the consent of the Company and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld). In the event that an applicable Litigation Settlement is accepted by the applicable class (or putative class, if applicable) and approved by the Bankruptcy Court (the “Litigation Settlement Scenario”), the holders of the applicable allowed Litigation Claims shall receive the consideration provided under the applicable Litigation Settlement in full and final satisfaction of their respective claims and have no further entitlement to distributions under the Plan.

In the event the Litigation Settlement is not proposed by the Company, accepted by the applicable class (or putative class, if applicable), or approved by the Bankruptcy Court (the “Litigation Non-Settlement Scenario”), then each holder of an applicable allowed Litigation Claim shall be treated (and receive the same treatment as) a holder of an allowed General Unsecured Claim under the Plan; provided, that such holder shall not have the right to elect to receive the Convenience Class Treatment with respect to such claim.

Proposed Litigation Settlement	The Company shall propose the following treatment to the holders of Litigation Claims solely for settlement purposes under Rule 408 of the Federal Rules of Evidence and analogous state law (the “Proposed Litigation Settlement”):

	(a)	the Company will consent to the certification of a class in the Chapter 11 Cases consisting of all Litigation Claims against the Company;

	(b)	the holders of Litigation Claims against the Company shall receive their pro rata share of $6 million in the aggregate; and

	(c)	payment of attorneys’ fees for the class up to $1.5 million in the aggregate.

Intercompany Claims	Intercompany claims shall be reinstated, compromised, or cancelled, at the option of the relevant holder of such claims with the consent of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld).

Existing Equity Interests	All existing equity interests in Chaparral Parent will be cancelled, released, discharged, and extinguished and such holders will not be entitled to any distribution on account of such existing equity interests.

OTHER TERMS OF THE TRANSACTION

Backstop Commitment Agreement	Concurrent with entry into the Support Agreement, the Chaparral Parties and the Backstop Parties shall enter into the Backstop Commitment Agreement attached as Exhibit C to the Support Agreement.

Unsecured Notes Rights Offering	The Unsecured Notes Rights Offering shall be $50.0 million. The Unsecured Notes Rights Offering shall be conducted in accordance with the Backstop Commitment Agreement and the Rights Offering Procedures and otherwise on terms and conditions acceptable to the Company and the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders.

GUC Rights Offering

Holders of allowed General Unsecured Claims participating in the GUC Rights Offering will be entitled to purchase an amount of Class A Shares upon the same economic terms on a per dollar of allowed General Unsecured Claims basis as purchases made by holders of allowed Unsecured Notes Claims participating in the Unsecured Notes Rights Offering.

The GUC Rights Offering shall be in addition to the Unsecured Notes Rights Offering. The GUC Rights Offering will not be backstopped by any holder of an allowed Unsecured Notes Claim or any holder of an allowed General Unsecured Claim.

Any holder of a General Unsecured Claim whose claim is not allowed as of the GUC Rights Offering record date who elects to participate in the GUC Rights Offering to the extent such claim is ultimately allowed (including any holder asserting a Litigation Claim in the Litigation Non-Settlement Scenario) will be required to pre-fund the purchase price into escrow pending allowance or disallowance of such claim. Any such funding and decision to participate in the GUC Rights Offering shall be irrevocable to the extent the underlying claim is allowed. Any pre-funded amounts relating to any disallowed claim shall be returned promptly after such claim or portion thereof is disallowed.

New Equity Interests	The ownership interests in reorganized Chaparral Parent shall consist of two separate classes of equity interests as follows: Class A common stock which will equal 82.5% of the New Equity Interests as of the Plan Effective Date (the “Class A Shares”) and Class B common stock which will equal 17.5% of the New Equity Interests as of the Plan Effective Date (the “Class B Shares,” and together with the Class A Shares, the “New Equity Interests”). The Class A Shares and the Class B Shares will have identical economic and voting rights, except that the Class B Shares shall be subject to redemption as described below. The Rights Offerings and the Commitment Premium shall be for Class A Shares only.

Class B Redemption Provision	At any time after the Plan Effective Date, in connection with an initial public offering of New Equity Interests that will be listed on a nationally recognized stock exchange (the “IPO”) initiated by holders of registrable shares pursuant to the registration rights agreement, if the underwriters engaged therefor advise the selling shareholders therein that there is an insufficient number of New Equity Interests being offered for sale by the selling shareholders and the Company to successfully consummate the transaction and create sufficient liquidity for optimal trading of the Class A Shares on the exchange upon which the Class A Shares are to be listed, then the holders of Class B Shares representing at least 20% of the Company’s Class B Shares may instruct the board of directors or other governing body of the reorganized Company (the “New Board”) to exercise the redemption provision described in this paragraph and the Company shall issue Class A Shares in such IPO in an amount sufficient in the opinion of the underwriters of such IPO to create sufficient liquidity in the Class A Shares following closing of such offering and shall use the proceeds of such sale to redeem Class B Shares on a pro rata basis among all holders at a purchase price equal to the public offering price paid by the underwriters of the Class A Shares in the IPO minus any underwriting fees or discounts payable on such shares actually paid by any other selling shareholders; provided that holders of Class B Shares that were original selling shareholders shall be entitled to offset the number of Class B Shares that they voluntarily included in such offering against the number of Class B Shares constituting such holder’s pro rata portion of the total number of Class B Shares to be redeemed. Concurrent with such redemption, all other outstanding Class B Shares shall automatically convert into Class A Shares on a one-to-one basis.

Conversion of Class B Shares	Class B Shares shall automatically convert into Class A Shares on a one-to-one basis if (i) the IPO has not occurred prior to the date that is two (2) years after the date the Backstop Commitment Agreement is executed or (ii) the New Equity Interests are otherwise listed on a nationally recognized stock exchange (The New York Stock Exchange or the Nasdaq Stock Market) in connection with an IPO or an underwritten offering by a selling shareholder.

Hedging Program	The Company and the Required Consenting Creditors shall use commercially reasonable efforts to obtain Bankruptcy Court approval and implementation of the Hedging Program in accordance with the Hedging Order.

Corporate Governance	The terms and conditions of the new corporate governance documents of the reorganized Company (including the bylaws and certificates of incorporation or similar documents, among other governance documents) shall be acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders.
On the Plan Effective Date, the New Equity Interests will be subject to a stockholders agreement (the “New Stockholders Agreement”) containing terms and conditions that are acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders. The New Stockholders Agreement will govern the composition of the New Board and will include customary approval rights for major shareholders and customary minority protections, in each case as determined by the Required Consenting Noteholders (with the consent of the Company and the Required Consenting Prepetition Lenders not to be unreasonably withheld), which may include, but are not limited to, transfer restrictions for the New Equity Interests, tag-along rights, drag along rights, preemptive rights, information rights, and other customary protections for transactions of this type.

All holders of the New Equity Interests and their successors and assigns will be subject to the terms of the New Stockholders Agreement, regardless of whether such holder executes or delivers such New Stockholders Agreement.

Board of Directors	The initial directors of the New Board shall consist of seven (7) directors, who shall include (a) the chief executive officer of Chaparral Parent and (b) six (6) other directors (including the Chairman of the New Board) selected by the Required Consenting Noteholders. Subject to Section 15 of the Support Agreement, the Company shall reimburse all reasonable fees and expenses of Korn Ferry International to assist the Required Consenting Noteholders in identifying candidates for the New Board.

Management Incentive Plan	As soon as reasonably practicable after the Plan Effective Date, reorganized Chaparral Parent shall enter into a management incentive plan (the “Management Incentive Plan”) which shall provide for the distribution of up to seven percent (7)% of the New Equity Interests in the form of Class A Shares on a fully diluted basis to certain members of senior management on terms and conditions acceptable to the New Board (the “MIP Equity”). The MIP Equity shall be allocated among such members of senior management at the discretion of the New Board as soon as reasonably practicable after the Plan Effective Date.

Releases & Exculpation	To the maximum extent permissible by law, the Plan and Confirmation Order will contain customary mutual releases and other exculpatory provisions in favor of the Company, the Consenting Noteholders, the Consenting Prepetition Lenders, the Prepetition Agent, the Indenture Trustees, the Noteholders, holders of existing equity interests that provide a release, and each of their respective current and former affiliates, subsidiaries, members, professionals, advisors, employees, directors, and officers, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Company would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company, the Prepetition Credit Agreement, the Indentures, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documentation or related agreements, instruments, or other documents, in each case other than claims, actions, or liabilities arising out of or relating to any act or omission that constitutes willful misconduct, actual fraud, or gross negligence as determined by final order of a court of competent jurisdiction. To the maximum extent permitted by applicable law, any such releases shall bind all parties who affirmatively vote to accept the Plan, those parties who abstain from voting on the Plan if they fail to opt-out of the releases, and those parties that vote to reject the Plan unless they opt-out of the releases. Notwithstanding anything to the contrary in the Support Agreement or the Term Sheet, the failure of the Confirmation Order to reflect any release contemplated hereunder shall not give rise to a Company Termination Event or result in the failure of a condition precedent to the confirmation of the Plan or the occurrence of the Plan Effective Date. Notwithstanding anything to the contrary in the Support Agreement or this Term Sheet, nothing in the Plan or the Confirmation Order shall release any obligation under the Plan or the Exit Facility.

Injunction & Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.

Cancellation of Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided herein, in the Plan, or in the Exit Facility, all instruments, certificates, and other documents evidencing debt of or equity interests in Chaparral Parent and its subsidiaries shall be cancelled, and the obligations of Chaparral Parent and its subsidiaries thereunder, or in any way related thereto, shall be discharged.

Employee Compensation and Benefit Programs	Subject to the proviso below and the treatment of the Fischer Employment Agreement set forth in the Retirement Agreement and General Release, all employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans listed on Schedule A attached hereto (collectively, the “Specified Employee Plans”), shall be assumed by the Company (and assigned to the reorganized Chaparral Parties, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan; provided, that the employments agreements of K. Earl Reynolds, Joseph O. Evans, and James M. Miller shall, as of the Plan Effective Date, be amended and restated as provided on Exhibits 1(a), (b), and (c), respectively, attached hereto and assumed by the Company (and assigned to the reorganized Chaparral Parties, if necessary) as amended and restated. Absent the prior consent of the Required Consenting Noteholders and the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld), the Chaparral Parties shall not seek approval of any additional incentive or retention plans for employees during the Chapter 11 Cases other than the Management Incentive Plan.

Retirement Agreement and General Release	In connection with his retirement, Mark Fischer will enter into the Retirement Agreement and General Release attached as Exhibit 2 hereto.

Consulting Agreements	Each of CCMP Capital Investors (Cayman) II, L.P., CCMP Capital Investors II (AV-1), L.P., CCMP Capital Investors II (AV-2), L.P., Healthcare of Ontario Pension Plan Trust Fund, and Altoma Energy G.P. (or their respective applicable affiliates) shall enter into a consulting agreement with the reorganized Company substantially in the form attached hereto as Exhibit 3.

Assumption of Equipment Leases	The Plan shall provide that all equipment leases between (i) any Debtor and U.S. Bank, National Association and (ii) any Debtor and JPMorgan Chase Bank, N.A. shall be assumed, pursuant to section 365(a) of the Bankruptcy Code, as of the Effective Date.

Tax Issues	The Plan shall, subject to the terms and conditions of the Support Agreement, be structured to achieve a tax efficient structure, in a manner acceptable to the Company and the Required Consenting Noteholders.

Exemption Under Section 1145 of the Bankruptcy Code	The Plan and Confirmation Order shall provide that the issuance of any securities thereunder will be exempt from securities laws in accordance with section 1145 of the Bankruptcy Code (other than any securities issued to the Backstop Parties in connection with any purchase of unsubscribed shares pursuant to the Backstop Commitment Agreement).

Registration Rights	Registration Rights with respect to the New Equity Interests will be as described in the Support Agreement.

SEC Reporting	To be determined by the Required Consenting Noteholders.

D&O Liability Insurance Policies, Tail Policies, and Indemnification	The Company shall maintain and continue in full force and effect all insurance policies (and purchase any related tail policies providing for coverage for at least a six-year period after the Plan Effective Date) for directors’, managers’, and officers’ liability (the “D&O Liability Insurance Policies”). The Company shall assume (and assign to the reorganized entities if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan, all of the D&O Liability Insurance Policies and all indemnification provisions in existence as of the date of the Support Agreement for directors, managers, and officers of the Company listed on Schedule A or Schedule B attached hereto (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, “Indemnification Provisions”). For the avoidance of doubt, the D&O Liability Insurance Policies and Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Plan Effective Date.

Notice Procedures	The Company shall provide written notice and publication notice of the Confirmation Hearing to actual and potential holders of claims (including, without limitation, any litigation claims) in a manner acceptable to the Required Consenting Noteholders and reasonably acceptable to the Required Consenting Prepetition Lenders (which consent shall not be unreasonably withheld).

Plan Effective Date	The effective date of the Plan, on which the Transaction shall be fully consummated in accordance with the terms and conditions of the Definitive Documentation (the “Plan Effective Date”).

Conditions to Plan Effectiveness	The Plan shall contain customary conditions precedent to confirmation of the Plan and occurrence of the Plan Effective Date, some of which may be waived in writing by agreement of the Company and the Required Consenting Creditors, in each case, subject to the consent rights provided for in the Support Agreement, including, among others:

	(i)	the Plan and Disclosure Statement and the other Definitive Documentation (as applicable) shall be in full force and effect, in form and substance consistent in all material respects with this Term Sheet and the Support Agreement, and be otherwise approved consistent with the terms of Section 3(b) of the Support Agreement;

	(ii)	the Bankruptcy Court shall have entered the Confirmation Order in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and otherwise be approved consistent with the terms of Section 3(b) of the Support Agreement, and such order shall not have been stayed, modified, or vacated;

	(iii)	all of the schedules, documents, supplements, and exhibits to the Plan and Disclosure Statement shall be in form and substance consistent in all material respects with this Term Sheet and the Support Agreement and otherwise be approved consistent with the terms of Section 3(b) of the Support Agreement;

	(iv)	the Company shall have received at least $50.0 million as contemplated in connection with the Unsecured Notes Rights Offering and the Backstop Commitment Agreement;

(v)	the Exit Facility shall be in full force and effect and be consummated concurrently with the Plan Effective Date;

(vi)	the Support Agreement shall have been approved, shall be in full force and effect, and shall not have been terminated in accordance with its terms; and

(vii)	all governmental approvals and consents, including Bankruptcy Court approval, that are legally required for the consummation of the Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

Exhibit 1

Amended and Restated Employment Agreements

Exhibit 2

Retirement Agreement and General Release

Exhibit 3

Form Consulting Agreement

Schedule A

Specified Employee Plans

Employment and Related Agreements

1.	Employment Agreement dated February 1, 2011 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and K. Earl Reynolds, as amended on May 1, 2013 and January 1, 2014.

2.	Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Joseph O. Evans, as amended on May 1, 2013.

3.	Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and James M. Miller, as amended on May 1, 2013.

4.	Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Jeff Smail.

5.	Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and David Eberhardt.

6.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Mark A. Fischer.

7.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Joseph O. Evans.

8.	Indemnification Agreement dated April 8, 2011 (effective February 1, 2011) between Chaparral Energy, Inc. and K. Earl Reynolds.

9.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Charles A. Fischer Jr.

10.	Indemnification Agreement dated April 8, 2011 (effective April 12, 2010) between Chaparral Energy, Inc. and Christopher Behrens.

11.	Indemnification Agreement dated May 5, 2016 (effective May 6, 2016) between Chaparral Energy, Inc. and Will Jaudes

12.	2015 AIM Bonus Letter Agreement dated March 11, 2016 between Chaparral Energy, Inc. and K. Earl Reynolds.

Employee Benefit Plans and Insurance Policies

1.	Life Insurance

Provider: Life Insurance Company of North America

Policy Number: FLX-966856

2.	Group Accident Policy

Provider: Life Insurance Company of North America

Policy Number: OK968361

3.	Long Term Disability Insurance

Carrier: Life Insurance Company of North America

Policy Number: LK-964709

4.	Workers Compensation and Employers Liability Insurance

Carrier: Zurich American Insurance Company

Policy Number: WC9310650-06

5.	Foreign Worker’s Compensation and Employers Liability Insurance

Carrier: Great Northern Insurance Company

Policy Number: 7497-19-21

6.	Medical/Vision Insurance

Provider: Blue Cross Blue Shield

Medical Policy Number: YN9742

Vision Policy Number: 169073

7.	Dental Insurance PPO/EPO Plan

Provider: Delta Dental

Policy Numbers: 2369-0003; 2369-1003; 2369-9998; 2369-9999

Other Employee Plans and Programs

1.	Employee Handbook

2.	Annual Incentive Measures Program

3.	Long Term Cash Incentive Plan

4.	Travel and Business Expense Policy

5.	Education Assistance Program

6.	Health and Wellbeing Program (administered by Viverae)

7.	MDLive Telehealth Program

8.	HSABank Flexible Spending Account Program

9.	Chaparral 401K Savings Plan

Schedule B

Directors & Officers Liability Insurance Policies

and Indemnification Provisions

Directors & Officers Liability Insurance Policies

1.	Directors and Officers Liability Insurance and Employment Practices

Carrier: National Union Fire Insurance Company of Pittsburgh, PA (AIG)

Policy Number: 13098328

2.	Excess Directors & Officers Liability Insurance

Carrier: XL Specialty Insurance Company

Policy Number: ELU139023-15

3.	Excess Directors & Officers Liability Insurance

Carrier: U.S. Specialty Insurance Company

Policy Number: 14-MGU-15-A34753

4.	Excess Directors & Officers Liability Insurance

Carrier: Federal Insurance Company (Chubb)

Policy Number: 8222-1044

Corporate Organizational Documents Containing Indemnification Provisions

1.	The Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc., dated April 12, 2010

2.	The Amended and Restated Bylaws of Chaparral Energy, Inc., dated April 12, 2010

3.	The Articles of Organization of Chaparral Energy, L.L.C., dated June 26, 2002

4.	The Operating Agreement of Chaparral Energy, L.L.C., dated June 26, 2002

5.	The Articles of Organization of Chaparral CO2, L.L.C., dated June 16, 2000

6.	The Operating Agreement of Chaparral CO2, L.L.C., dated June 16, 2000

7.	The Articles of Organization of Chaparral Real Estate, L.L.C., dated June 16, 2000

8.	The Operating Agreement of Chaparral Real Estate, L.L.C., dated June 16, 2000

9.	The Articles of Organization of Chaparral Resources, L.L.C., dated February 28, 2000

10.	The Operating Agreement of Chaparral Resources, L.L.C., dated February 28, 2000

11.	The Certificate of Formation of Chaparral Exploration, L.L.C., dated June 16, 2008

12.	The Limited Liability Company Agreement of Chaparral Exploration, L.L.C., dated June 16, 2008

13.	The Articles of Organization of Chaparral Biofuels, L.L.C., dated May 31, 2007

14.	The Operating Agreement of Chaparral Biofuels, L.L.C., dated May 31, 2007

15.	The Certificate of Formation of CEI Pipeline, L.L.C., dated August 17, 2006

16.	The Operating Agreement of CEI Pipeline, L.L.C., dated August 17, 2006

17.	The Articles of Organization of Roadrunner Drilling, L.L.C., dated March 13, 2008

18.	The Operating Agreement of Roadrunner Drilling, L.L.C., dated March 13, 2008

19.	The Certificate of Formation of CEI Acquisition, L.L.C., dated September 29, 2005

20.	The Limited Liability Company Agreement of CEI Acquisition, L.L.C., dated September 29, 2005

21.	The Amended and Restated Certificate of Incorporation of Green Country Supply, Inc., dated April 16, 2007

22.	The Amended and Restated Bylaws of Green Country Supply, Inc., dated April 26, 2007

Plan Schedule 1

Employee Compensation and Benefit Programs

Plan Schedule 1

Specified Employee Plans

Employment and Related Agreements

1.	Employment Agreement dated February 1, 2011 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and K. Earl Reynolds, as amended on May 1, 2013 and January 1, 2014.

2.	Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Joseph O. Evans, as amended on May 1, 2013.

3.	Employment Agreement dated April 12, 2010 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and James M. Miller, as amended on May 1, 2013.

4.	Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and Jeff Smail.

5.	Employment Agreement dated May 1, 2015 between Chaparral Energy, Inc., Chaparral Energy, L.L.C., and David Eberhardt.

6.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Mark A. Fischer.

7.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Joseph O. Evans.

8.	Indemnification Agreement dated April 8, 2011 (effective February 1, 2011) between Chaparral Energy, Inc. and K. Earl Reynolds.

9.	Indemnification Agreement dated August 31, 2007 (effective September 30, 2006) between Chaparral Energy, Inc. and Charles A. Fischer Jr.

10.	Indemnification Agreement dated April 8, 2011 (effective April 12, 2010) between Chaparral Energy, Inc. and Christopher Behrens.

11.	Indemnification Agreement dated May 5, 2016 (effective May 6, 2016) between Chaparral Energy, Inc. and Will Jaudes

12.	2015 AIM Bonus Letter Agreement dated March 11, 2016 between Chaparral Energy, Inc. and K. Earl Reynolds.

Employee Benefit Plans and Insurance Policies

1.	Life Insurance

Provider: Life Insurance Company of North America

Policy Number: FLX-966856

2.	Group Accident Policy

Provider: Life Insurance Company of North America

Policy Number: OK968361

3.	Long Term Disability Insurance

Carrier: Life Insurance Company of North America

Policy Number: LK-964709

4.	Workers Compensation and Employers Liability Insurance

Carrier: Zurich American Insurance Company

Policy Number: WC9310650-06

5.	Foreign Worker’s Compensation and Employers Liability Insurance

Carrier: Great Northern Insurance Company

Policy Number: 7497-19-21

6.	Medical/Vision Insurance

Provider: Blue Cross Blue Shield

Medical Policy Number: YN9742

Vision Policy Number: 169073

7.	Dental Insurance PPO/EPO Plan

Provider: Delta Dental

Policy Numbers: 2369-0003; 2369-1003; 2369-9998; 2369-9999

Other Employee Plans and Programs

1.	Employee Handbook

2.	Annual Incentive Measures Program

3.	Long Term Cash Incentive Plan

4.	Travel and Business Expense Policy

5.	Education Assistance Program

6.	Health and Wellbeing Program (administered by Viverae)

7.	MDLive Telehealth Program

8.	HSABank Flexible Spending Account Program

9.	Chaparral 401K Savings Plan

Plan Schedule 2

Directors & Officers Liability

Insurance Policies and Indemnification Provisions

Plan Schedule 2

Directors & Officers Liability Insurance Policies

and Indemnification Provisions

Directors & Officers Liability Insurance Policies

1.	Directors and Officers Liability Insurance and Employment Practices

Carrier: National Union Fire Insurance Company of Pittsburgh, PA (AIG)

Policy Number: 13098328

2.	Excess Directors & Officers Liability Insurance

Carrier: XL Specialty Insurance Company

Policy Number: ELU139023-15

3.	Excess Directors & Officers Liability Insurance

Carrier: U.S. Specialty Insurance Company

Policy Number: 14-MGU-15-A34753

4.	Excess Directors & Officers Liability Insurance

Carrier: Federal Insurance Company (Chubb)

Policy Number: 8222-1044

Corporate Organizational Documents Containing Indemnification Provisions

1.	The Second Amended and Restated Certificate of Incorporation of Chaparral Energy, Inc., dated April 12, 2010

2.	The Amended and Restated Bylaws of Chaparral Energy, Inc., dated April 12, 2010

3.	The Articles of Organization of Chaparral Energy, L.L.C., dated June 26, 2002

4.	The Operating Agreement of Chaparral Energy, L.L.C., dated June 26, 2002

5.	The Articles of Organization of Chaparral CO2, L.L.C., dated June 16, 2000

6.	The Operating Agreement of Chaparral CO2, L.L.C., dated June 16, 2000

7.	The Articles of Organization of Chaparral Real Estate, L.L.C., dated June 16, 2000

8.	The Operating Agreement of Chaparral Real Estate, L.L.C., dated June 16, 2000

9.	The Articles of Organization of Chaparral Resources, L.L.C., dated February 28, 2000

10.	The Operating Agreement of Chaparral Resources, L.L.C., dated February 28, 2000

11.	The Certificate of Formation of Chaparral Exploration, L.L.C., dated June 16, 2008

12.	The Limited Liability Company Agreement of Chaparral Exploration, L.L.C., dated June 16, 2008

13.	The Articles of Organization of Chaparral Biofuels, L.L.C., dated May 31, 2007

14.	The Operating Agreement of Chaparral Biofuels, L.L.C., dated May 31, 2007

15.	The Certificate of Formation of CEI Pipeline, L.L.C., dated August 17, 2006

16.	The Operating Agreement of CEI Pipeline, L.L.C., dated August 17, 2006

17.	The Articles of Organization of Roadrunner Drilling, L.L.C., dated March 13, 2008

18.	The Operating Agreement of Roadrunner Drilling, L.L.C., dated March 13, 2008

19.	The Certificate of Formation of CEI Acquisition, L.L.C., dated September 29, 2005

20.	The Limited Liability Company Agreement of CEI Acquisition, L.L.C., dated September 29, 2005

21.	The Amended and Restated Certificate of Incorporation of Green Country Supply, Inc., dated April 16, 2007

22.	The Amended and Restated Bylaws of Green Country Supply, Inc., dated April 26, 2007

Plan Schedule 3

Litigation Claims

[To Be Filed With Plan Supplement]

Plan Schedule 4

New Board

[To Be Filed With Plan Supplement]

Plan Schedule 5

Rejected Executory Contracts and Unexpired Leases

[To Be Filed With Plan Supplement]